Exhibit 10.22

AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

dated as of March 31, 2004

among

KCI FUNDING CORPORATION

BEARINGPOINT, INC.

(F/K/A KPMG CONSULTING, INC.)

THE MEMBERS OF VARIOUS PURCHASER GROUPS

FROM TIME TO TIME PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrator

TABLE OF CONTENTS

(continued)

		Page
ARTICLE VI. MISCELLANEOUS

Section 6.1.	Amendments, Etc	23
Section 6.2.	Notices, Etc	24
Section 6.3.	Successors and Assigns; Participations; Assignments	24
Section 6.4.	Costs, Expenses and Taxes	26
Section 6.5.	No Proceedings; Limitation on Payments	27
Section 6.6.	Confidentiality	27
Section 6.7.	GOVERNING LAW AND JURISDICTION	28
Section 6.8.	Execution in Counterparts	28
Section 6.9.	Survival of Termination	28
Section 6.10.	WAIVER OF JURY TRIAL	28
Section 6.11.	Entire Agreement	29
Section 6.12.	Headings	29
Section 6.13.	Purchaser Groups’ Liabilities	29
Section 6.14.	Call Option	29
Section 6.15.	Secured Lending	30
Section 6.16.	Notice of Termination of Liquidity Providers’ Commitments	30
Section 6.17.	Sharing of Recoveries	30
EXHIBIT I	Definitions
EXHIBIT II	Conditions of Purchases
EXHIBIT III	Representations and Warranties
EXHIBIT IV	Covenants
EXHIBIT V	Termination Events
EXHIBIT VI	Supplemental Perfection Representations, Warranties and Covenants

SCHEDULE I	Credit and Collection Policy
SCHEDULE II	Lock-Box Banks and Lock-Box Accounts
SCHEDULE III	Trade Names
SCHEDULE IV	Addresses

ANNEX A	Form of Information Package
ANNEX B	Form of Purchase Notice
ANNEX C	Form of Assumption Agreement
ANNEX D	Form of Transfer Supplement
ANNEX E	Form of Paydown Notice

-ii-

This RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March 31, 2004, among KCI FUNDING CORPORATION, a Delaware corporation, as seller (the “Seller”), BEARINGPOINT, INC. (F/K/A KPMG CONSULTING, INC.), a Delaware corporation (“BPI”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), MARKET STREET FUNDING CORPORATION, a Delaware corporation (“Market Street”), as a Conduit Purchaser and a Related Committed Purchaser, PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as agent for Market Street Purchaser Group, THREE RIVERS FUNDING CORPORATION, a Delaware corporation (“Three Rivers”), as a Conduit Purchaser and a Related Committed Purchaser, MELLON BANK, N.A., a national banking association (“Mellon”), as agent for Three Rivers Purchaser Group, and each of the other members of each Purchaser Group that become parties hereto by executing an Assumption Agreement or a Transfer Supplement, and PNC, as administrator for each Purchaser Group, a party hereto or that become parties (in such capacity, the “Administrator”).

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

This Agreement amends and restates as of the Agreement Effective Date in its entirety that certain Receivables Purchase Agreement dated as of May 22, 2000 (the “Original Agreement”), among the Seller, the Servicer, Market Street and PNC, as Administrator. Upon the effectiveness of this Agreement, the terms and provisions of the Original Agreement shall, subject to this paragraph, be superseded hereby in their entirety. Notwithstanding the amendment and restatement of the Original Agreement by this Agreement, the Sellers and the Servicer shall continue to be liable to Market Street, the Administrator or any other Indemnified Party or Affected Person (as such terms are defined in the Original Agreement) with respect to all unpaid fees and expenses accrued to the date hereof and owing by them under the Original Agreement and all agreements thereunder to indemnify such parties in connection with events or conditions arising or existing prior to the Agreement Effective Date. Upon the effectiveness of this Agreement, each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement.

The Seller desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Purchasers desire to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers.

In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1. Purchase Facility. (a) On the terms and subject to the conditions hereof, the Seller may, from time to time before the Facility Termination Date, request that the Conduit

Purchasers, or, only if a Conduit Purchaser denies such request or is unable to fund (and provides notice of such denial or inability to the Seller, the Administrator and its Purchaser Agent (it being understood that such Conduit Purchaser shall be required to give such notice)), ratably request that the Related Committed Purchasers, make purchases of and reinvestments in undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the date hereof to the Facility Termination Date. Subject to Section 1.4(b), concerning reinvestments, at no time will a Conduit Purchaser have any obligation to make a purchase. Each Related Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make purchases before the Facility Termination Date, based on the applicable Purchaser Group’s Ratable Share of each purchase requested pursuant to Section 1.2(a) (each a “Purchase”) (and, in the case of each Related Committed Purchaser, its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase) to the extent its Capital would not thereby exceed its Commitment and the Aggregate Capital would not (after giving effect to all Purchases on such date) exceed the Purchase Limit.

(b) The Seller may, upon at least 60 days’ written notice to the Administrator and each Purchaser Agent, terminate the purchase facility provided for in this Section in whole or, upon at least 30 days’ written notice to the Administrator, from time to time, irrevocably reduce in part the unfunded portion of the Purchase Limit (but not below the amount which would cause the Group Capital of any Purchaser Group to exceed its Group Commitment (after giving effect to such reduction)); provided that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $20,000,000. Such reduction shall at the option of the Seller be applied ratably to reduce the Group Commitment of each Purchaser Group.

Section 1.2. Making Purchases. (a) Each Purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder shall be made upon the Seller’s irrevocable written notice in the form of Annex B delivered to the Administrator and each Purchaser Agent in accordance with Section 6.2 (which notice must be received by the Administrator and each Purchaser Agent before 11:00 a.m., New York City time) at least one Business Day before the requested Purchase Date, which notice shall specify: (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $1,000,000 with respect to each Purchaser Group and shall be in integral multiples of $100,000, being the aggregate of Capital of each Purchaser within such Purchaser Group relating to the undivided percentage ownership interest then being purchased), (B) the date of such Purchase (which shall be a Business Day), and (C) a pro forma calculation of the Purchased Interest after giving effect to the increase in Aggregate Capital. If the Purchase is requested from a Conduit Purchaser and such Conduit Purchaser determines, in its sole discretion, to make the requested Purchase, such Conduit Purchaser shall transfer to the Disbursement Account, an amount equal to such Conduit Purchaser’s Purchaser Group Ratable Share of such Purchase on the requested Purchase Date. If the Purchase is requested from the Related Committed Purchasers for a Purchaser Group (in the case where the related Conduit Purchaser determined not to or was unable to make such Purchase), subject to the terms and conditions hereof, such Related Committed Purchasers for a Purchaser Group shall transfer the applicable Purchaser Group’s Ratable Share of each Purchase (and, in the case of each Related Committed Purchaser, its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase) into the Disbursement Account on the

2

Purchase Date and shall use its reasonable best efforts to make such transfer by no later than 4:00 p.m. (New York time) on such Purchase Date.

(b) On the date of each Purchase, each Purchaser (or the related Purchaser Agent on its behalf), shall upon the satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at PNC Bank, account number 1011551718, ABA 043000096 (the “Disbursement Account”), an amount equal to the proceeds of such Purchase.

(c) Effective on the date of each purchase pursuant to this Section 1.2 and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Administrator for the benefit of the Purchasers (ratably, according to each such Purchaser’s Capital) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(d) To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrator, for the benefit of the Purchasers a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts (and related lock-boxes) and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts (and such related lock-boxes) and amounts on deposit therein, (v) all books and records of each Receivable, all rights, remedies, powers and privileges of the Seller in any accounts into which Collections are or may be received, (vi) all rights (but none of the obligations) of the Seller under the Purchase and Sale Agreement and under the Sale Agreement, (vii) all rights (but none of the obligations) of BPI under the Sale Agreement, and (viii) all proceeds and products of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”). The Administrator, for the benefit of the Purchasers shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator and the Purchasers, all the rights and remedies of a secured party under any applicable UCC. In connection with the grant of the transfer of ownership of those assets set forth in Section 1.2(c) or the security interest in the Pool Assets set forth in this Section 1.2(d), by signing this Agreement in the space provided, the Seller hereby authorizes the filing of all applicable UCC financing statements in all necessary jurisdictions.

(e) The Seller may, with the written consent of each Originator, the Administrator and each Purchaser, add additional Persons as Purchasers (either to an existing Purchaser Group or by creating new Purchaser Groups) or cause an existing Purchaser to increase its Commitment in connection with a corresponding increase in the Purchase Limit; provided, however, that the Commitment of any Purchaser may only be increased with the consent of such Purchaser. Each new Purchaser (or Purchaser Group) and each Purchaser increasing its Commitment shall become a party hereto or increase its Commitment, as the case may be, by executing and delivering to the Administrator, the Purchaser Agents and the Seller an Assumption Agreement

3

in the form of Annex C hereto (which Assumption Agreement shall, in the case of any new Purchaser or Purchasers be executed by each Person in such new Purchaser’s Purchaser Group).

(f) Each Related Committed Purchaser’s obligation hereunder shall be several, such that the failure of any Related Committed Purchaser to make a payment in connection with any Purchase hereunder shall not relieve any other Related Committed Purchaser of its obligation hereunder to make payment for any Purchase. Further, in the event any Related Committed Purchaser fails to satisfy its obligation to make a Purchase as required hereunder, upon receipt of notice of such failure from the Administrator (or any relevant Purchaser Agent), subject to the limitations set forth herein, the non-defaulting Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group may in their sole discretion purchase the defaulting Related Committed Purchaser’s Commitment Percentage of the related Purchase pro rata in proportion to their relative Commitment Percentages (determined without regard to the Commitment Percentage of the defaulting Related Committed Purchaser; it being understood that a defaulting Related Committed Purchaser’s Commitment Percentage of any Purchase shall be first put to the Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group and thereafter if there are no other Related Committed Purchasers in such Purchaser Group or if such other Related Committed Purchasers are also defaulting Related Committed Purchasers or elect not to take up all of the defaulting Related Committed Purchaser’s share, then such defaulting Related Committed Purchaser’s Commitment Percentage of such Purchase may, (subject to the consent of each Purchaser in each other Purchaser Group) be put to each other Purchaser Group ratably and applied in accordance with this paragraph (f)). Notwithstanding anything in this paragraph (f) to the contrary, no Related Committed Purchaser shall be required to make a Purchase pursuant to this paragraph for an amount which would cause (i) the Aggregate Capital of such Related Committed Purchaser (after giving effect to such Purchase) to exceed its Commitment or (ii) the sum of the Aggregate Capital of all Purchasers in the Purchaser Group of such Related Committed Purchaser (after giving effect to such Purchase) to exceed the sum of the Commitments of all of the Purchasers in such Purchaser Group.

Section 1.3. Purchased Interest Computation. The Purchased Interest shall be initially computed on the date of the initial purchase hereunder. Thereafter, until the Facility Termination Date, the Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. The Purchased Interest as computed or recomputed as of the day before the Facility Termination Date shall thereafter remain constant. The Purchased Interest shall become zero when the Aggregate Capital thereof and Aggregate Discount thereon shall have been paid in full, all the amounts owed by the Seller and the Servicer hereunder to the Purchasers, the Administrator and any other Indemnified Party or Affected Person are paid in full, and the Servicer shall have received the accrued Servicing Fee thereon.

Section 1.4. Settlement Procedures. (a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.

4

(b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:

(i) set aside and hold in trust (and shall, at the request of the Administrator (with the consent or at the direction of the Majority Purchasers), segregate in a separate account approved by the Administrator if, at the time of such request, there exists an Unmatured Termination Event or a Termination Event or if the failure to so segregate reasonably could be expected to cause a Material Adverse Effect) for the benefit of each Purchaser Group, out of the Purchasers’ Share of such Collections, first, an amount equal to the Aggregate Discount accrued through such day for each Portion of Capital and not previously set aside, second, an amount equal to the fees set forth in each Purchaser Group Fee Letter accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the aggregate of each Purchaser Group’s Ratable Share of the Purchasers’ Share of the Servicing Fee accrued through such day and not previously set aside,

(ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller ratably according to the Ratable Capital, on behalf of the each Purchaser Group, the remainder of the Purchasers’ Share of such Collections. Such remainder shall, to the extent representing a return on the Aggregate Capital, ratably, according to each Purchaser’s Capital Percentage be automatically reinvested in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if the Purchased Interest would exceed 100%, then the Servicer shall not reinvest, but shall set aside and hold in trust for the Purchasers (and shall, at the request of the Administrator (with the consent or at the direction of the Majority Purchasers), segregate in a separate account approved by the Administrator) a portion of such Collections that, together with the other such Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100%; provided, further, that in the case of any Purchaser that has provided notice (an “Exiting Notice”) to its Purchaser Agent of its refusal, pursuant to Section 1.10, to extend its Commitment hereunder (an “Exiting Purchaser”), then beginning with the Facility Termination Date in effect for that Exiting Purchaser such Purchaser’s ratable share of such Collections based on its Capital Percentage shall not be reinvested and shall instead be held in trust for the benefit of such Purchaser and applied in accordance with clause (iii) below,

(iii) if such day is a Termination Day (or the Facility Termination Date in effect for an Exiting Purchaser or any subsequent day), set aside, segregate and hold in trust (and shall, at the request of the Administrator (with the consent or at the direction of a Simple Majority of the Purchasers), segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group the entire remainder of the Purchasers’ Share of such Collections (or in the case of an Exiting Purchaser an amount equal to such Exiting Purchaser’s ratable share of such Collections based on its Capital Percentage; provided, that solely for the purpose of determining such Exiting Purchaser’s ratable share of such Collections applicable to its Capital Percentage (and not for purposes of calculating any Fees or Discount payable to such Exiting Purchaser hereunder), such Exiting Purchaser’s Capital shall be deemed to remain constant from the date of the provision of an Exiting Notice until the date such Exiting Purchaser’s Capital has been paid in full; it being understood that if such day is also a Termination Day, such Exiting Purchaser’s Capital shall be recalculated taking into account amounts received by

5

such Purchaser in respect of this parenthetical and thereafter such Collections shall be set aside for such Exiting Purchaser ratably in respect of its Capital Percentage (as recalculated)); provided, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of “Termination Day” (or the Facility Termination Date in effect for an Exiting Purchaser or any subsequent day) and, thereafter, the conditions set forth in Section 2 of Exhibit II are satisfied or waived by the Administrator and the Majority Purchasers (or in the case of an Exiting Notice, such Exiting Notice has been revoked by the related Exiting Purchaser, and written notice thereof has been provided to the Administrator, the related Purchaser Agent and the Servicer), such previously set-aside amounts shall, to the extent representing a return on Aggregate Capital (or the Capital of the Exiting Purchaser) and ratably in accordance with each Purchaser’s Capital Percentage, be remitted for the benefit of the Seller and automatically reinvested in accordance with clause (ii) on the day of such subsequent satisfaction or waiver of conditions or evocation of Exiting Notice, and

(iv) release to the Seller (subject to Section 1.4(f)) for its own account any such Collections in excess of: (x) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause (iii) plus (y) the amounts that are required to be set aside pursuant to clause (i), the first and second proviso to clause (ii) and clause (iii) plus (z) the Seller’s Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Receivables.

(c) The Servicer shall, in accordance with the priorities set forth in Section 1.4(d), below, deposit into each applicable Purchaser’s account (or such other account designated by such applicable Purchaser or its Purchaser Agent), on each Settlement Date (or solely with respect to Collections held for the Purchasers pursuant to clause (f)(iii) of Section 1.4 such other date approved by the Administrator with at least five (5) Business Days prior written notice to the Administrator of such payment), Collections held for each Purchaser with respect to such Purchaser’s Portion(s) of Capital pursuant to clause (b)(i) or (f) plus the amount of Collections then held for such Purchaser pursuant to clauses (b)(ii) and (iii) of Section 1.4; provided, that if BPI or an Affiliate thereof is the Servicer, BPI may retain the portion of the Collections set aside pursuant to clause (b)(i) that represents the aggregate of each Purchaser Group’s Ratable Share of the Purchasers’ Share of the Servicing Fee. On or before the last day of each Settlement Period with respect to any Portion of Capital, the applicable Purchaser Agent will notify the Servicer by facsimile of the amount of the Discount accrued with respect to each such Portion of Capital during the related Settlement Period then ending.

(d) The Servicer shall distribute the amounts described (and at the times set forth) in Section 1.4(c). as follows:

(i) if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%, first to each Purchaser Agent ratably according to the Discount and fees (other than Servicing Fees) accrued during such Settlement Period (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount and fees (other than

6

Servicing Fees) with respect to each Portion of Capital maintained by such Purchasers; it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably according to Discount and fees (other than Servicing Fees), and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) and has not retained such amounts pursuant to clause (c), to the Servicer’s own account (payable in arrears on each Settlement Date) in payment in full of the aggregate of each Purchaser Group’s Ratable Share of the Purchasers’ Share of accrued Servicing Fees so set aside, and

(ii) if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%, first if BearingPoint is not the Servicer, to the Servicer’s own account in payment in full of all accrued Servicing Fees, second to each Purchaser Agent ratably according to Discount (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount with respect to each Portion of Capital funded or maintained by the Purchasers within such Purchaser Agent’s Purchaser Group, third to each Purchaser Agent all of its respective fees, fourth to each Purchaser Agent ratably according to the Ratable Capital of such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of each Purchaser’s Capital (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%); it being understood that each Purchaser Agent shall distribute the amounts described in the second, third and fourth clauses of this Section l.4(d)(ii) to the Purchasers within its Purchaser Group ratably according to Discount and Capital Percentage, respectively; fifth if BearingPoint is the Servicer, to the Servicer’s own account in payment in full of all accrued Servicing Fees, and sixth, if the Aggregate Capital and accrued Aggregate Discount with respect to each Portion of Capital for all Purchaser Groups have been reduced to zero, and all accrued Servicing Fees payable to the Servicer have been paid in full, to each Purchaser Group ratably (for the benefit of the Purchasers within such Purchaser Group) in accordance with its Ratable Share, the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller or Servicer hereunder.

After the Aggregate Capital, Aggregate Discount, fees payable pursuant to each Purchaser Group Fee Letter and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to each Purchaser Group, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

(e) For the purposes of this Section 1.4:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, discount or other adjustment made by the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Seller or any Affiliate of the Seller or the Servicer or any Affiliate of the Servicer, and an Obligor, the Seller shall be deemed to have received

7

on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

(ii) if on any day any of the representations or warranties in Section 1(g) (or) (n) of Exhibit III or Section 2, 3 or 4 of Exhibit VI is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii) except as provided in clause (i) or (ii), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrator, any Purchaser Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f) If at any time the Seller shall wish to cause the reduction of Aggregate Capital (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Capital), the Seller may do so as follows:

(i) the Seller shall give the Administrator, each Purchaser Agent and the Servicer written notice in the form of Annex E (A) at least two Business Days’ prior to the date of such reduction for any reduction of Aggregate Capital less than or equal to $10,000,000 and (B) at least five Business Days’ prior to the date of such reduction for any reduction of Aggregate Capital greater than $10,000,000 (in each case such notice shall include the amount of such proposed reduction and the proposed date on which such reduction will occur);

(ii) (A) on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction or (B) the Seller shall remit to the applicable Purchaser’s account in immediately available funds an amount equal to the desired amount of such reduction together with accrued and unpaid Aggregate Discount, and Aggregate Discount to accrue through the next Settlement Date, with respect to such Aggregate Capital; and

(iii) in the case of Clause (ii)(A) above, the Servicer shall hold such Collections in trust for the benefit of each Purchaser ratably according to its Capital Percentage, for payment to each such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) on the (1) next Settlement Date with respect to any Portion of Capital maintained by such Purchaser immediately following the related current Settlement

8

Period or (2) such other date approved by the Administrator with at least five Business Days prior written notice to the Administrator of such payment, and the Aggregate Capital (together with the Capital of any related Purchaser) shall be deemed reduced in the amount to be paid to such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) only when in fact finally so paid;

provided, that:

the amount of any such reduction shall be not less than $1,000,000 for each Purchaser Group and shall be an integral multiple of $100,000; and

with respect to any Portion of Capital, the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Settlement Period.

Section 1.5. Fees. The Seller shall pay to each Purchaser Agent for the benefit of the related Purchasers certain fees in the amounts and on the dates set forth in letters, dated the date hereof (each such letter as amended, supplemented or otherwise modified from time to time, a “Purchaser Group Fee Letter”) in each case among the Seller, the Servicer, the related Purchasers and the related Purchaser Agent.

Section 1.6. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 1:00 p.m. (New York City time) on the day when due in same day funds to the applicable Purchaser’s account (as such account is identified in the related Purchaser Group Fee Letter). All amounts received after noon (New York City time) will be deemed to have been received on the next Business Day.

(b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

(c) All computations of interest under clause (b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7. Increased Costs. (a) If any Purchaser Agent, Purchaser, Liquidity Provider, the Administrator or any other Program Support Provider or any of their respective Affiliates (each an “Affected Person”) reasonably determines that the existence of or compliance with: (i) any law or regulation or any generally accepted accounting standard or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the

9

date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make Purchases of (or otherwise to maintain the Capital in) Pool Receivables related to this Agreement or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator and each Purchaser Agent), the Seller shall promptly pay to the Administrator, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs and maintenance of bargained for yield in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller, the Administrator and each Purchaser Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either: (i) the introduction of or any change in or in the interpretation of any law or regulation or generally accepted accounting standard, in each case, after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement, there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest or any portion thereof in respect of which Discount is computed by reference to the Euro-Rate, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs and maintenance of bargained for yield. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(c) If such increased costs affect the related Affected Person’s portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement.

(d) For the avoidance of doubt any increase in cost and/or reduction in yield caused by regulatory capital allocation adjustments due to Financial Accounting Standard Board’s Interpretation 46 (or any future statement or interpretation issued by the Financial Accounting Standard Board or any successor thereto) shall be covered by this Section 1.7.

Section 1.8. Requirements of Law. If any Affected Person reasonably determines that the existence of or compliance with: (a) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (b) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:

(i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Purchased Interest or any portion thereof or in the amount of such Person’s Capital relating thereto, or does or shall change

10

the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall pre-tax net income of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof),

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate or the Base Rate hereunder, or

(iii) does or shall impose on such Affected Person any other condition,

and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of acting as Administrator or as a Purchaser Agent, or of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Capital, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller and the Administrator certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive and binding for all purposes, absent manifest error; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.

Section 1.9. Inability to Determine Euro-Rate. (a) If the Administrator or any Purchaser Agent determines before the first day of any Settlement Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in dollars (in the relevant amounts for such Settlement Period) are not being offered to banks in the interbank eurodollar market for such Settlement Period, or adequate means do not exist for ascertaining the Euro-Rate for such Settlement Period, then the Administrator or any Purchaser Agent shall give notice thereof to the Seller. Thereafter, until the Administrator notifies the Seller that the circumstances giving rise to such suspension no longer exist, (A) no Portion of Capital shall be funded at the Yield Rate determined by reference to the Euro-Rate and (B) the Discount for any outstanding Portions of Capital then funded at the Yield Rate determined by reference to the Euro-Rate shall, on the last day of the then current Settlement Period, be converted to the Yield Rate determined by reference to the Base Rate.

(b) If, on or before the first day of any Settlement Period, the Administrator shall have been notified by any Purchaser, Purchaser Agent or Liquidity Provider that, such Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a Governmental Authority, central bank

11

or comparable agency charged with the interpretation or administration thereof, or compliance by such Purchaser with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Person to fund or maintain any Portion of Capital at the Yield Rate and based upon the Euro-Rate, the Administrator shall notify the Seller thereof. Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (A) no Portion of Capital funded by such Affected Person shall be funded at the Yield Rate determined by reference to the Euro-Rate and (B) the Discount for any outstanding Portions of Capital then funded at the Yield Rate determined by reference to the Euro-Rate shall be converted to the Yield Rate determined by reference to the Base Rate either (i) on the last day of the then current Settlement Period if such Person may lawfully continue to maintain such Portion of Capital at the Yield Rate determined by reference to the Euro-Rate to such day, or (ii) immediately, if such Person may not lawfully continue to maintain such Portion of Capital at the Yield Rate determined by reference to the Euro-Rate to such day.

Section 1.10. Extension of Termination Date. The Seller may advise the Administrator and each Purchaser Agent in writing of its desire to extend the Facility Termination Date for an additional 364 days, provided such request is made not more than 90 days prior to, and not less than 60 days prior to, the then current Facility Termination Date. In the event that the Purchaser Agents are all agreeable to such extension, the Administrator shall so notify the Seller in writing (it being understood that the Purchaser Agents may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than 30 days prior to the then current Facility Termination Date and the Seller, the Administrator, the Purchaser Agents and the Purchasers shall enter into such documents as the Purchasers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Purchasers, the Administrator and the Purchaser Agents in connection therewith (including reasonable Attorneys’ Costs) shall be paid by the Seller. In the event the Purchaser Agents decline the request for such extension, the Administrator shall so notify the Seller of such determination; provided, however, that the failure of the Administrator to notify the Seller of the determination to decline such extension shall not affect the understanding and agreement that the Purchaser Agents shall be deemed to have refused to grant the requested extension in the event the Administrator fails to affirmatively notify the Seller, in writing, of their agreement to accept the requested extension.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1. Representations and Warranties; Covenants. Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III, IV and VI.

Section 2.2. Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may (with the consent of a Simple Majority of the Purchasers) or shall (at the direction of a Simple Majority of the Purchasers), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event

12

(without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrator, each Purchaser Agent and each Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the New York UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III.

INDEMNIFICATION

Section 3.1. Indemnities by the Seller. Without limiting any other rights that any Purchaser Agent, Purchaser, Liquidity Provider, the Administrator or Program Support Provider or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement (whether directly or indirectly), the use of proceeds of Purchases or reinvestments, the ownership of the Purchased Interest, or any interest therein, or in respect of any Receivable, Related Security or Contract, excluding, however: (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or its officers, directors, agents or counsel, (b) recourse (except as otherwise specifically provided in this Agreement) for Receivables, or (c) any overall net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof. Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall pay on demand (which demand shall be accompanied by documentation of the Indemnified Amounts, in reasonable detail) to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable as of the date so included, the failure of any information contained in an Information Package to be true and correct as of the date such information was provided (except to the extent such information relates expressly to an earlier date, and in which case such information shall be true and correct as of such earlier date), or the failure of any other written information provided to such Indemnified Party with respect to Receivables or this Agreement to be true and correct as of the date such information was provided (except to the extent such information relates expressly to an earlier date, and in which case such information shall be true and correct as of such earlier date),

(ii) the failure of any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made,

13

(iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation,

(iv) the failure to vest in the Administrator (for the benefit of the Purchasers) a valid and enforceable: (A) perfected undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or (B) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim,

(v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any Purchase or reinvestment or at any subsequent time,

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Servicer or by any agent or independent contractor retained by the Seller or any of its Affiliates),

(vii) any failure of the Seller (or any of its Affiliates acting as the Servicer) to perform its duties or obligations in accordance with the provisions hereof or under the Contracts,

(viii) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract,

(ix) the commingling of Collections at any time with other funds,

(x) the use of proceeds of Purchases or reinvestments, or

(xi) any reduction in Aggregate Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

Section 3.2. Indemnities by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained

14

in an Information Package to be true and correct as of the date such information was provided (except to the extent such information relates expressly to an earlier date, in which case such information shall have been true and correct as of such earlier date), or the failure of any other written information provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct as of the date such information was provided (except to the extent such information relates expressly to an earlier date, in which case such information shall have been true and correct as of such earlier date), (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof.

ARTICLE IV.

ADMINISTRATION AND COLLECTIONS

Section 4.1. Appointment of the Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrator gives notice to BPI (in accordance with this Section) of the designation of a new Servicer, BPI is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Administrator may (with the consent of the Majority Purchasers or shall at the direction of the Majority Purchasers) designate as Servicer any Person (including itself) to succeed BPI or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in clause (a), BPI agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and BPI shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c) BPI acknowledges that, in making their decision to execute and deliver this Agreement, the Administrator and each Purchaser Group have relied on BPI’s agreement to act as Servicer hereunder. Accordingly, BPI agrees that it will not voluntarily resign as Servicer.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and each Purchaser Group shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with

15

any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than any Originator or an Affiliate thereof, the Administrator and the Majority Purchasers shall have consented in writing in advance to such delegation.

Section 4.2. Duties of the Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. The Servicer shall set aside, for the account of each Purchaser Group, the amount of the Collections to which each Purchaser Group is entitled in accordance with Article I. The Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Pool Receivable and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that: for all purposes of this Agreement, (i) such extension shall not change the number of days such Pool Receivable has remained unpaid from the date of the invoice related to such Pool Receivable, (ii) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Purchaser Group or the Administrator under this Agreement and (iii) if a Termination Event has occurred and is continuing and BPI or an Affiliate thereof is serving as the Servicer, BPI or such Affiliate may make such extension or adjustment only upon the prior approval of the Administrator (with the consent of the Majority Purchasers). The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (individually and for the benefit of each Purchaser Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Administrator may direct the Servicer (whether the Servicer is BPI or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security; provided, however, that no such direction may be given unless either: (A) a Termination Event has occurred or (B) the Administrator reasonably believes that failure to commence, settle or effect such legal action, foreclosure or repossession could adversely affect Receivables constituting a material portion of the Pool Receivables.

(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if BPI or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than BPI or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c) The Servicer’s obligations hereunder shall terminate on the later of: (i) the Facility Termination Date and (ii) the date on which all amounts required to be paid to the Purchaser

16

Agents, each Purchaser, the Administrator and any other Indemnified Party or Affected Person hereunder shall have been paid in full.

After such termination, if BPI or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3. Lock-Box Arrangements. Prior to the initial Purchase hereunder, the Seller shall enter into Lock-Box Agreements with all of the Lock-Box Banks and deliver original counterparts thereof to the Administrator. Upon the occurrence of a Termination Event, the Administrator may (with the consent of a Simple Majority of the Purchasers) or shall (upon the direction of a Simple Majority of the Purchasers) at any time thereafter give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts (and the related lock-boxes) transferred to the Administrator (for the benefit of the Purchasers) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Lock-Box Accounts (and the respective related lock-boxes) redirected pursuant to the Administrator’s instructions rather than deposited in the applicable Lock-Box Account (or sent to the applicable related lock-box), and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Seller hereby agrees that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control (for the benefit of the Purchasers) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator or any Purchaser Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to the Administrator. The parties hereto hereby acknowledge that if at any time the Administrator takes control of any Lock-Box Account (and any such related lock-box), the Administrator shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrator, Purchaser Group, any Indemnified Party or any other Person hereunder, and the Administrator shall distribute or cause to be distributed such funds in accordance with Section 4.2(b) and Article I (in each case as if such funds were held by the Servicer thereunder).

Section 4.4. Enforcement Rights, (a) At any time following the occurrence and during the continuance of a Termination Event:

(i) the Administrator may (with the consent or at the direction of the Majority Purchasers) direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee,

(ii) the Administrator may (with the consent or at the direction of the Majority Purchasers) instruct the Seller or the Servicer to give notice of the Purchaser Group’s interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee (on behalf of such Purchaser Group), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer,

17

as the case may be, fails to so notify each Obligor, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors, and

(iii) the Administrator may (with the consent or at the direction of the Majority Purchasers) request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software (to the extent that the Servicer may transfer or allow such successor Servicer to have access to such software without violating the terms of any agreement between the Servicer and the provider of such software which relate to the transfer or assignment of such software) necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers) at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.

(b) The Seller hereby authorizes the Administrator (on behalf of each Purchaser Group), and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets; provided, however, that the Administrator will not exercise the rights given to it under this Section 4.4(b) or pursuant to any power of attorney granted to the Administrator by the Seller, BPI or any Originator unless: (A) a Termination Event has occurred or (B) the Administrator reasonably believes that failure to exercise such rights could adversely affect the Purchasers’ rights in the Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 4.5. Responsibilities of the Seller. (a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator, the Purchaser Agents or the Purchasers of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Administrator and the Purchaser Agents or any of the Purchasers shall not have any obligation or liability with respect to any Pool Asset, nor shall either of them be obligated to perform any of the obligations of the Seller, Servicer, BPI or any Originator thereunder.

18

(b) BPI hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, BPI shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that BPI conducted such data-processing functions while it acted as the Servicer.

Section 4.6. Servicing Fee. (a) Subject to clause (b), the Servicer shall be paid a fee (the “Servicing Fee”) equal to 0.50% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. The aggregate of each Purchaser Group’s Ratable Share of such fee shall be paid through the distributions contemplated by Section 1.4(d), and the Seller’s Share of such fee shall be paid by the Seller on each Monthly Settlement Date.

(b) If the Servicer ceases to be BPI or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

ARTICLE V.

THE AGENTS

Section 5.1. Appointment and Authorization.

(a) Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints PNC as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto. The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest. The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator. The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

(b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any

19

provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(c) Except as otherwise specifically provided in this Agreement, the provisions of this Article V are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations which any Purchaser Agent, the Administrator or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d) In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns.

Section 5.2. Delegation of Duties. The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.3. Exculpatory Provisions. None of the Purchaser Agents, the Administrator or any of their directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchasers or a Simple Majority of the Purchasers, as applicable (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, Servicer, or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Originator or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Exhibit II. The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, Servicer, Originator or any of their Affiliates.

20

Section 5.4. Reliance by Agents.

(a) Each Purchaser Agent and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrator. Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchasers or a Simple Majority of the Purchasers, as applicable (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.

(b) The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchasers or a Simple Majority of the Purchasers, as applicable, or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrator and Purchaser Agents.

(c) The Purchasers within each Purchaser Group with a majority of the Commitment of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such majority Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.

Section 5.5. Notice of Termination Events. Neither any Purchaser Agent nor the Administrator shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless such Administrator has received notice from any Purchaser, Purchaser Agent, the Servicer or the Seller stating that a Termination Event or Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its Purchasers. In the event that a

21

Purchaser Agent receives such a notice (other than from the Administrator), it shall promptly give notice thereof to the Administrator. The Administrator shall take such action concerning a Termination Event or Unmatured Termination Event as may be directed by the Majority Purchasers or a Simple Majority of the Purchasers, as applicable (unless such action otherwise requires the consent of all Purchasers), but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in he best interests of the Purchasers and Purchaser Agents.

Section 5.6. Non-Reliance on Administrator, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrator, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, BPI, Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrator or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Administrator and the Purchaser Agents that, independently and without reliance upon the Administrator, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, BPI, Servicer or any Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, BPI, Servicer or any Originator or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7. Administrators and Affiliates. Each of the Purchasers and the Administrator and their Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, equity or other business with the Seller, BPI, Servicer or any Originator or any of their Affiliates and PNC may exercise or refrain from exercising its rights and powers as if it were not the Administrator. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include each of the Purchaser Agents and the Administrator in their individual capacities.

Section 5.8. Indemnification. Each Purchaser Group shall indemnify and hold harmless the Administrator (but solely in its capacity as Administrator) and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller, BPI or Servicer and without limiting the obligation of the Seller, BPI or Servicer to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrator or such Person as a result of, or

22

related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrator or such Person as finally determined by a court of competent jurisdiction); provided, that in the case of each Purchaser that is a commercial paper conduit, even if such Purchaser is a Committed Purchaser, such indemnity shall be provided solely to the extent of amounts received by such Purchaser under this Agreement which exceed the amounts required to repay such Purchaser’s outstanding Notes. Notwithstanding anything in this Section 5.8 to the contrary, each of the Administrator, each Purchaser Agent and each Purchaser hereby covenants and agrees that it shall not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing Note issued by such Conduit Purchaser is paid in full.

Section 5.9. Successor Administrator. The Administrator may, upon at least five (5) days notice to the Seller and each Purchaser and Purchaser Agent, resign as Administrator. Such resignation shall not become effective until a successor agent, reasonably acceptable to the Seller, is appointed by the Majority Purchasers and has accepted such appointment. Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.

ARTICLE VI.

MISCELLANEOUS

Section 6.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator and each of the Majority Purchasers, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, if required by any Conduit Purchaser, no such material amendment shall be effective until both Moody’s and Standard & Poor’s have notified the related Purchaser Agent in writing that such action will not result in a reduction or withdrawal of the rating of any Notes; provided, further that no such amendment or waiver shall, without the consent of each affected Purchaser, (A) extend the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Discount, (C) reduce any fees payable to the Administrator, any Purchaser Agent or any Purchaser pursuant to the applicable Purchaser Group Fee Letter, (D) change the amount of Capital of any Purchaser, any Purchaser’s pro rata share of the Purchased Interest or any Related Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of “Majority Purchaser” or this Section 6.1, (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the

23

definition of “Concentration Percentage,” “Concentration Reserve,” “Concentration Reserve Percentage,’” “Eligible Receivable,” “Ineligible Elimination Amounts,” “Loss Reserve,” “Loss Reserve Percentage,” “Dilution Reserve,” “Dilution Reserve Percentage,” “Termination Event,” “Total Reserve,” “Yield Reserve,” or “Yield Reserve Percentage,” (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses, or (I) otherwise materially and adversely affect the rights of any such Purchaser hereunder. No failure on the part of any party to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be sent or delivered to each party hereto (or in any Assumption Agreement pursuant to which it became a party hereto) at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

Section 6.3. Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, no party may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of the other parties.

(b) Participations. Any Purchaser may sell to one or more Eligible Assignees (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Administrator shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers.

(c) Assignments by Certain Related Committed Purchasers. Any Related Committed Purchaser may assign to one or more Eligible Assignees (each a “Purchasing Related Committed Purchaser”), reasonably acceptable to the related Purchaser Agent in its sole discretion, any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the parties thereto and the Seller (a ”Transfer Supplement”), executed by each such Purchasing Related Committed Purchaser, such selling Related Committed Purchaser, such related Purchaser Agent. Any such assignment by Related Committed Purchaser cannot be for an amount less than $10,000,000. Upon (i) the execution of

24

the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, such related Purchaser Agent and the Administrator and (iii) payment by the Purchasing Related Committed Purchaser to the selling Related Committed Purchaser of the agreed purchase price, such selling Related Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Related Committed Purchaser shall for all purposes be a Related Committed Purchaser party hereto and shall have all the rights and obligations of a Related Committed Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the selling Related Committed Purchaser allocable to such Purchasing Related Committed Purchaser shall be equal to the amount of the Commitment of the selling Related Committed Purchaser transferred regardless of the purchase price paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Related Committed Purchaser as a “Related Committed Purchaser” and any resulting adjustment of the selling Related Committed Purchaser’s Commitment.

(d) Replaceable Related Committed Purchaser. If any Related Committed Purchaser (a “Replaceable Related Committed Purchaser”) shall (i) petition the Seller for any amounts under Section 1.7 or 1.8 or (ii) cease to have a short-term debt rating of “A-1” by Standard & Poor’s and “P-1” by Moody’s (if such a rating is required by the related Purchaser’s securitization program), the related Purchaser Agent or the Administrator may designate an Eligible Assignee as a replacement financial institution (a “Replacement Related Committed Purchaser”), to which such Replaceable Related Committed Purchaser shall, subject to its receipt of an amount equal to the aggregate outstanding principal balance of its Capital and accrued and unpaid Discount thereon (and, if applicable, its receipt (unless a later date for the remittance thereof shall be agreed upon by the Seller and such Replaceable Related Committed Purchaser) of all amounts claimed under Section 1.7 and/or 1.8) promptly assign all of its rights, obligations and Commitment hereunder, together with all of its right, title and interest in, to and under the Purchased Interest allocable to it, to the Replacement Related Committed Purchaser in accordance with Section 6.3(c), above. Once such assignment becomes effective, the Replacement Related Committed Purchaser shall be deemed to be a “Related Committed Purchaser” for all purposes hereof and such Replaceable Related Committed Purchaser shall cease to be “Related Committed Purchaser” for all purposes hereof and shall have no further rights or obligations hereunder.

(e) Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of or any of its beneficial interest in, the Purchased Interest (or portion thereof) with the consent of BPI, including without limitation to any collateral agent in connection with its commercial paper program; provided, however, that no consent of BPI shall be required if such assignment of, or participation or grant of security interest in, the Purchased Interest (or portion thereof) is made to the Purchaser Agent for such Conduit Purchaser, any Affiliate of such Purchaser Agent (other than a director or officer of such Purchaser Agent) or any Program Support Provider, or any other Person that is (x) in the business of issuing commercial paper or other Notes and (y) is associated with or administered by such Purchaser Agent or any Affiliate of such Purchaser Agent; and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person acceptable to BPI, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any,

25

hereunder; provided, however, that with respect to clause (ii) above, such Conduit Purchaser may not, without the prior consent of its Related Committed Purchasers, make any such transfer of its rights hereunder unless the assignee (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Conduit Purchaser and (iii) issues commercial paper or other Notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser. Any assigning Conduit Purchaser shall deliver to any assignee a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the Seller and the parties thereto (also, a “Transfer Supplement”), duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchased Interest to its assignee. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchased Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchased Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount).

(f) Opinions of Counsel. If required by the Administrator or the applicable Purchaser Agent or to maintain the ratings of any Conduit Purchaser, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Administrator or such Purchaser Agent may reasonably request.

Section 6.4. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 3.1, the Seller agrees to pay on demand (which demand shall be accompanied by documentation thereof in reasonable detail) all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic internal audits by the Administrator of Pool Receivables but no more frequently than annually unless (x) a Termination Event or Unmatured Termination Event has occurred and is continuing or (y) in the opinion of the Administrator or any Purchaser Agent reasonable grounds for insecurity exist with respect to the collectibility of a material amount of the Pool Receivables or with respect to the Seller’s performance or ability to perform in any material respect its obligations under the Agreement) of this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof), including: (i) Attorney Costs for the Administrator, each Purchaser Group and their respective Affiliates and agents with respect thereto and with respect to advising the Administrator, each Purchaser Group and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and (ii) all reasonable costs and expenses (including Attorney Costs), if any, of the Administrator, each Purchaser Group and their respective Affiliates and agents in connection with the enforcement of this Agreement and the other Transaction Documents.

(b) In addition, the Seller shall pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified

26

Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 6.5. No Proceedings; Limitation on Payments. (a) Each of the Seller, BPI, the Servicer, the Administrator, the Purchaser Agents, the Purchasers, each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by the Purchasers is paid in full. The provision of this Section 6.5 shall survive any termination of this Agreement.

(b) Notwithstanding any provisions contained in this Agreement or any other Transaction Documents to the contrary, each Conduit Purchaser shall not, and shall not be obligated to, pay any amount pursuant to this Agreement or any other Transaction Documents unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all Notes are paid in full. Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above.

Section 6.6. Confidentiality. Each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement may be disclosed: (a) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator, (b) to the Seller’s legal counsel and auditors if they agree to hold it confidential and (c) as required by applicable law. Unless otherwise required by applicable law, each of the Administrator, each Purchaser Agent and each Purchaser agrees to maintain the confidentiality of non-public financial information regarding BPI, its Subsidiaries and Affiliates and KPMG LLP; provided, that such information may be disclosed to: (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to BPI (and with respect to any information regarding KPMG LLP, reasonably satisfactory to KPMG LLP), (ii) legal counsel and auditors of each Purchaser Agent, each Purchaser or the Administrator if they agree to hold it confidential, (iii) the rating agencies rating the Notes to the extent such information relates to the Receivables Pool or the transactions contemplated by this Agreement, or if not so related, upon obtaining the prior consent of BPI and KPMG LLP if such information is regarding KPMG LLP (such consent not to be unreasonably withheld), (iv) any Program Support Provider or potential Program Support Provider (if they agree to hold it confidential) to the extent such information relates to the Receivables Pool or the transactions contemplated by this Agreement, or if not so related, upon obtaining the prior consent of BPI and KPMG LLP if such information is regarding KPMG LLP (such consent not

27

to be unreasonably withheld), (v) any placement agent placing the Notes to the extent such information relates to the Receivables Pool or the transactions contemplated by this Agreement, or if not so related, upon obtaining the prior consent of BPI and KPMG LLP if such information is regarding KPMG LLP (such consent not to be unreasonably withheld) and (vi) any regulatory authorities having jurisdiction over PNC, any Purchaser Agent, any Program Support Provider or any Purchaser. Notwithstanding any provisions herein or in any other Transaction Document, to the extent not inconsistent with applicable securities laws, each of parties hereto (and each party’s employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are defined in Section 1.6011-4 of the Treasury Regulations) contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such tax treatment and tax structure.

Section 6.7. GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 6.9. Survival of Termination. The provisions of Sections 1.7, 1.8, 3.1, 3.2, 6.4, 6.5, 6.6, 6.7, 6.10 and 6.13 shall survive any termination of this Agreement.

Section 6.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS

28

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.11. Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.12. Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.13. Purchaser Groups’ Liabilities. The obligations of each Purchaser Agent and each Purchaser under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrator, any Purchaser Agent or any Purchaser, no claim may be made by the Seller or the Servicer or any other Person against the Administrator, any Purchaser Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller and Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 6.14. Call Option. The Seller shall have the right to repurchase the Purchased Interest from the Purchasers on any Settlement Date on the terms hereinafter set forth in this Section 6.14. The Seller shall give the Administrator and each Purchaser Agent at least five Business Days’ prior written notice of such repurchase and upon payment of the repurchase price for the Purchased Interest, as hereinafter provided, the Purchasers shall be deemed to have reconveyed the Purchased Interest to the Seller without recourse, representation or warranty except for a representation from the Purchasers that the Purchased Interest assigned is (or concurrently with the each Purchaser’s receipt of its ratable share such repurchase price shall become) free of any Adverse Claim created by the Purchasers. The Seller shall pay such repurchase price for the Purchased Interest in immediately available funds to the Administrator (for the benefit of Purchasers, the Purchaser Agents or the Administrator, as the case may be) in

29

an amount equal to the sum of (i) the Aggregate Discount on the Aggregate Capital related to the Purchased Interest accrued to and including the repurchase date, (ii) the Aggregate Capital in the Purchased Interest, (iii) the amounts payable pursuant to Sections 1.7, and 1.8, (of which the Seller has notice) related to the Purchased Interest accrued to and including the repurchase date, (iv) all other obligations that are then due and payable and (v) if BPI is not the Servicer, the Servicing Fee allocated to the Purchased Interest that has accrued to and including the repurchase date.

Section 6.15. Secured Lending. Notwithstanding anything in this Agreement to the contrary, the parties hereto intend that this Agreement constitutes a security agreement and the transactions effected hereby constitute secured loans by the Purchasers to the Seller under applicable laws and not a sale of the Purchased Interest.

Section 6.16. Notice of Termination of Liquidity Providers’ Commitments. Each Purchaser Agent shall use its reasonable efforts to give notice to the Seller and the Servicer, at least 25 days before the termination of the commitments of the Liquidity Providers, of any Liquidity Provider that has failed to renew its commitment under the Liquidity Agreement; provided, however, that the failure to give such notice shall not prevent the occurrence of the Facility Termination Date or subject the Administrator, any Purchaser Agent, any Purchaser, any Program Support Provider or any of their Affiliates or subsidiaries to any liability for such failure.

Section 6.17. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Capital or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

30

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

KCI FUNDING CORPORATION

By:	/s/ PATRICK H. KINZLER

Name:	PATRICK H. KINZLER
Title:	TREASURER

Address:	757 Third Avenue New York, New York 10017
Attention:	Treasurer’s Office
Telephone:	(212) 954-4635
Facsimile:	(212) 954-4386

Address:	1676 International Drive McLean, Virginia 22102
Attention:	General Counsel and Secretary
Telephone:	(703) 747-3000
Facsimile:	(703) 747-8500

BEARINGPOINT, INC., as Servicer

By:	/s/ PATRICK H. KINZLER

Name:	PATRICK H. KINZLER
Title:	TREASURER

Address:	757 Third Avenue New York, New York 10017
Attention:	Treasurer’s Office
Telephone:	(212) 954-4635
Facsimile:	(212) 954-4386

Address:	1676 International Drive McLean, Virginia 22102
Attention:	General Counsel and Secretary
Telephone:	(703) 747-3000
Facsimile:	(703) 747-8500

Amended & Restated

Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:	/s/ John T. Smathers

	Name:	John T. Smathers
	Title:	Vice President

Address:
PNC Bank, National Association One PNC Plaza 249 Fifth Avenue Pittsburgh, Pennsylvania 15222-2707 Attention: John T. Smathers Telephone No.: (412) 762-6440 Facsimile No.: (412) 762-9184

Amended & Restated

Receivables Purchase Agreement

PURCHASERS:	MARKET STREET FUNDING CORPORATION as a Conduit Purchaser and a Related Committed Purchaser,

	By:	/s/ Douglas K. Johnson

		Name:	Douglas K. Johnson
		Title:	President

Address:
Market Street Funding Corporation c/o AMACAR Group, LLC 6525 Morrison Boulevard, Suite 318 Charlotte, North Carolina 28211
Attention: Douglas K. Johnson Telephone No.: (704) 365-0569 Facsimile No.: (704) 365-1362
With a copy to:
PNC Bank, National Association One PNC Plaza 249 Fifth Avenue Pittsburgh, Pennsylvania 15222-2707 Attention: John T. Smathers Telephone No.: (412) 762-6440 Facsimile No.: (412) 762-9184
Commitment: $ 75,000,000

Amended & Restated

Receivables Purchase Agreement

THREE RIVERS FUNDING CORPORATION, as a Conduit Purchaser and as a Related Committed Purchaser

By:	/s/ Bernard J. Angelo

	Name:	Bernard J. Angelo
	Title:	Vice President

Address:
c/o Global Securitization Services, LLC 114 West 47th Street, Suite 1715 New York, New York 10036
Attention: Bernard J. Angelo Telephone No.: (212) 302-5151 Facsimile No.: (212) 302-8767
Commitment: $ 75,000,000
with a copy of all notices to:
Address:

Mellon Bank, N.A. One Mellon Center – Room 0410 Pittsburgh, Pennsylvania 15258-0001
Attention: Jonathan F. Widich Telephone No.: (412) 234-0711 Facsimile No.: (412) 234-5434

Amended & Restated

Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION, as Market Street Purchaser Agent

By:	/s/ John T. Smathers

	Name:	John T. Smathers
	Title:	Vice President

Address:
PNC Bank, National Association One PNC Plaza 249 Fifth Avenue Pittsburgh, Pennsylvania 15222-2707

Attention: Telephone No.: Facsimile No.:	John Smathers (412) 762-6440 (412) 762-9184

Amended & Restated

Receivables Purchase Agreement

MELLON BANK, N.A., as Three Rivers Purchaser Agent

By:	/s/ Stephen Cobain

	Name:	Stephen Cobain
	Title:	Senior Vice President

Address:

One Mellon Center – Room 0410 Pittsburgh, Pennsylvania 15258-0001

Attention: Telephone No.: Facsimile No.:	Jonathan F. Widich (412) 234-0711 (412) 234-5434

Amended & Restated

Receivables Purchase Agreement

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

“Administrator” has the meaning set forth in the preamble to the Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of, or assigned to, the Administrator (for the benefit of the Purchasers) shall not constitute an Adverse Claim.

“Affected Person” has the meaning set forth in Section 1.7 of the Agreement.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, (i) with respect to each Conduit Purchaser, Affiliate shall mean the holder(s) of its capital stock and (ii) with respect to the Seller, BPI and any Originator, Affiliate shall not mean KPMG LLP or any of its Subsidiaries other than BPI and BPI’s Subsidiaries. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Discount” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Capital at such time.

“Aggregate Capital” means the amount paid to the Seller in respect of the Purchased Interest or portion thereof by each Purchaser pursuant to the Agreement, as reduced from time to time by Collections distributed and applied on account of such Aggregate Capital pursuant to Section 1.4(d) of the Agreement; provided, that if such Aggregate Capital shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Aggregate Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Agreement Effective Date” means with respect to amendment and restatement of this Agreement, March 31, 2004.

“Assumption Agreement” means an agreement substantially in the form set forth in Annex C to the Agreement.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day, (a) in the case of the Purchaser Group including Market Street, the Market Street Base Rate; (b) in the case of the Purchaser Group including Three Rivers, the Three Rivers Base Rate and (c) in the case of each other Purchaser Group, shall mean the rate set forth as the Base Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, BPI or any Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“BPI” has the meaning set forth in the preamble to the Agreement.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York or Pittsburgh, Pennsylvania, and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.

“Capital” means with respect to any Purchaser the amount paid to the Seller in respect of the Purchased Interest by such Purchaser pursuant to the Agreement, or such amount divided or combined in order to determine the Discount applicable to any Portion of Capital, in each case reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of the Agreement; provided, that if such Capital shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Percentage” means for each Purchaser such Purchaser’s Capital divided by Aggregate Capital.

“Change in Control” means that BPI, ceases to own, directly or indirectly, 100% of the capital stock of the Seller free and clear of all Adverse Claims or a majority of the capital stock of any Originator; provided that any merger or liquidation of substantially all of any of Originator’s assets into BPI shall not be a “Change of Control”.

“Closing Date” means March 31, 2004.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, BPI, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all amounts deemed to have been received pursuant to Section 1.4(e) of the Agreement and (c) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to each Related Committed Purchaser the lesser of (a) the maximum amount which such Purchaser is obligated to pay hereunder on account of any Purchase, as set forth below its signature to this Agreement or in the Assumption Agreement pursuant to which it became a Purchaser and (b) the aggregate amount of the commitments of the then existing Liquidity Providers under the Liquidity Agreement, divided by 1.02, in either case, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.3(c) of the Agreement or in connection with a change in the Purchase Limit pursuant to Section 1.1(b) of the Agreement. Until otherwise notified in writing by the Administrator, the Servicer and Seller may conclusively presume that the amount in (a) above is less than or equal to the amount in (b) above.

“Commitment Percentage” means, for each Related Committed Purchaser in a Purchaser Group, such Related Committed Purchaser’s Commitment divided by the total of all Commitments of all Related Committed Purchasers in such Purchaser Group.

“Company Note” has the meaning set forth in Section 3.1 of the Purchase and Sale Agreement.

“Concentration Percentage” means: (a) for any Group A Obligor, 14.00%, (b) for any Group B Obligor, 14.00%, (c) for any Group C Obligor, 7.00% and (d) for any Group D Obligor, 3.50%.

“Concentration Reserve” means, at any time, an amount equal to: (a) the Aggregate Capital at such time multiplied by (b)(i) the Concentration Reserve Percentage at such time, divided by (ii) 100%, minus the Concentration Reserve Percentage at such time.

“Concentration Reserve Percentage” means, at any time, the largest of: (a) the sum of the four largest Group D Obligor Percentages, (b) the sum of the two largest Group C Obligor Percentages and (c) the largest Group B Obligor Percentage or Group A Obligor Percentage.

“Conduit Purchaser” means each commercial paper conduit that is a party to the Agreement, as a purchaser, or that becomes a party to the Agreement, as a purchaser pursuant to an Assumption Agreement.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“CP Rate” for any Settlement Period for any Portion of Capital (a) in the case of the Purchaser Group including Market Street, means the Market Street CP Rate, (b) in the case of the Purchaser Group, including Three Rivers, means the Three Rivers CP Rate and (c) in the case of each other Purchaser Group, shall mean the rate set forth as the CP Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of each Originator in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

“Credit Facility” means the $250,000,000 Revolving Credit Facility dated as of May 29, 2002 among BPI, as the Borrower, PNC, as Agent for the banks party thereto, the banks party thereto, the guarantors party thereto and the other parties thereto, as such may be amended, supplemented or restated from time to time.

“Cut-off Date” has the meaning set forth in the Purchase and Sale Agreement.

“Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables (excluding Receivables as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other person obligated thereon or owing any Related Security with respect thereto) during such month, by (b) the New Receivables originated during the calendar month that is six calendar months before such month.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment, or part thereof, remains unpaid for more than 180 days from the invoice date for such payment, or

(b) without duplication (i) as to which an Event of Bankruptcy shall have occurred and be continuing with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) that has been written off the Seller’s books as uncollectible.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Eligible Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 120 days from the invoice date for such payment.

“Delinquency Reserve” means, on any date, an amount equal to: (a) the Capital as of the close of business of the Servicer on such date multiplied by (b)(i) the Delinquency Reserve Percentage on such date divided by (ii) 100% minus the Delinquency Reserve Percentage on such date.

“Delinquency Reserve Percentage” means, on any date, the product of (i) the average of the Late Stage Delinquency Ratios for the two most recent calendar months, multiplied by (ii) 2.

“Dilution Horizon” means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such calendar month of: (a) the New Receivables originated by the Originators during such calendar month to (b) the aggregate Outstanding Balance of the Eligible Receivables at the last day of the most recent calendar month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments required to be made by the Seller pursuant to Section 1.4(e)(i) of the Agreement during such calendar month (provided, however, that payments identified on the Information Package as ‘credit charge-offs’ and relating to Receivables which have remained unpaid for more than 120 days from the invoice date for such payment shall not be included in the amount calculated pursuant to clause (a)) by (b) the New Receivables originated during the same calendar month.

“Dilution Reserve” means, on any day, an amount equal to: (a) the Aggregate Capital at the close of business of the Servicer on such date multiplied by (b) (i) the Dilution Reserve Percentage on such date, divided by (ii) 100% minus the Dilution Reserve Percentage on such date.

“Dilution Reserve Percentage” means on any date the product of (a) the Dilution Horizon multiplied by (b) the sum of (i) 2 times the average of the Dilution Ratios for the twelve most recent calendar months and (ii) the Spike Factor.

“Disbursement Account” has the meaning given to such term in Section 1.2(b) of the Agreement.

“Discount” means:

(a) for the Portion of Capital for any Settlement Period with respect to any Purchaser to the extent such Portion of Capital will be funded by such Purchaser during such Settlement Period through the issuance of Notes:

CPR x C x ED/360

(b) for the Portion of Capital for any Settlement Period with respect to any Purchaser to the extent such Portion of Capital will not be funded by such Purchaser during such Settlement Period through the issuance of Notes:

YR x C x ED/Year + TF

where:

C	=	the Capital with respect to such Portion of Capital during such Settlement Period with respect to such Purchaser,

CPR	=	the CP Rate for the Portion of Capital for such Settlement Period with respect to such Purchaser,

ED	=	the actual number of days during such Settlement Period,

TF	=	the Termination Fee, if any, for the Portion of Capital for such Settlement Period with respect to such Purchaser,

Year	=	if such Portion of Capital is funded based upon: (i) the Euro-Rate, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and

YR	=	the Yield Rate, as applicable, for such Portion of Capital for such Settlement Period with respect to such Purchaser;

provided, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for any Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Eligible Assignee” means for any Purchase Group that includes (a) Market Street, (i) PNC or any of its Affiliates, (ii) any Person managed by PNC or any of its Affiliates and rated at least A-1 by S&P and P-1 by Moody’s or (iii) any financial or other institution acceptable to the Purchaser Agent for such Purchaser Group and approved by BPI and the Seller, (b) Three Rivers (i) Mellon or any of its Affiliates, (ii) any Person managed by Mellon or any of its Affiliates and rated at least A-1 by S&P and P-1 by Moody’s or (iii) any financial or other institution acceptable to the Purchaser Agent for such Purchaser Group and approved by BPI and the Seller and (c) any other Conduit Purchaser, the parties set forth in the related Purchaser Group Fee Letter.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) the Obligor of which is (i) a United States resident, (ii) not a government or a governmental subdivision, affiliate or agency; provided, however, that if the Obligor of such Receivable is a government or a governmental subdivision, affiliate or agency (other than a state government as to which the Seller shall have provided evidence (including opinions or memorandum of counsel) satisfactory to the Administrator that the Receivables of such state government Obligor are not subject to any limitations on assignment or offset rights similar in any respect to the Federal Assignment of Claims Act), such Receivable shall satisfy the requirements of this clause (a)(ii) if the Outstanding Balance of such Receivable when added to the aggregate Outstanding Balance of all other Eligible Receivables that are included in the calculation of Net

Receivables Pool Balance at such time of the Obligors that are governments or governmental subdivisions, affiliates or agencies does not exceed the lesser of (A) $20,000,000 or (B) 10% of the Net Receivables Pool Balance at such time as determined without giving effect to this proviso, (iii) not subject of a current Event of Bankruptcy and (iv) not an Affiliate of BPI,

(b) that is denominated and payable only in U.S. dollars in the United States,

(c) that does not have a stated maturity which is more than 30 days after the invoice date of such Receivable,

(d) that arises under a duly authorized Contract for the sale and delivery of goods or services in the ordinary course of the Originator’s business,

(e) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

(f) that conforms in all material respects with all applicable laws, rulings and regulations in effect,

(g) that is not the subject of any asserted dispute, offset, hold back defense, Adverse Claim or other claim,

(h) that satisfies all applicable requirements of the applicable Credit and Collection Policy,

(i) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement,

(j) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor),

(k) for which the Administrator (for the benefit of each Purchaser) shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,

(l) that constitutes an account as defined in the UCC, and that is not evidenced by instruments or chattel paper,

(m) that is neither a Defaulted Receivable nor a Delinquent Receivable,

(n) for which neither any Originator thereof, BPI, the Seller nor the Servicer has established any offset arrangements with the related Obligor,

(o) for which Defaulted Receivables of the related Obligor do not exceed 25% of the Outstanding Balance of all such Obligor’s Receivables, and

(p) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“Euro-Rate” means with respect to any Settlement Period the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the applicable Purchaser Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the BBA as set forth on Bloomberg L.P. terminal, displayed under the address “US0001M <Index> Q <G0>” or, if BBA or its successor ceases to provide a rate for the display page “US0001M <Index> Q <G0>” (such other display page on Bloomberg L.P. terminal as may replace display page “US0001M <Index> Q <G0>”) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Settlement Period for an amount comparable to the Portion of Capital to be funded at the Yield Rate and based upon the Euro-Rate during such Settlement Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by BBA

as shown on Bloomberg L.P. terminal displayed under the address

“US0001M <Index> Q <G0>” or appropriate successor

Euro-Rate =

1.00 - Euro-Rate Reserve Percentage

where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Portion of Capital funded at the Yield Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The applicable Purchaser Agent shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such

Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Excess Concentration” means, on any date the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the applicable Concentration Percentage for such Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exiting Purchaser” has the meaning set forth in Section 1.4(b)(ii) of the Agreement.

“Facility Termination Date” means the earliest to occur of: (a) with respect to each Purchaser, May 21, 2004, subject to any extension pursuant to Section 1.10 of the Agreement (it being understood that if any such Purchaser does not extend its Commitment hereunder then the Purchase Limit shall be reduced ratably with respect to the Purchasers in each Purchaser Group by an amount equal to the Commitment of such Exiting Purchaser and the Commitment Percentages and Group Commitments of the Purchasers within each Purchaser Group shall be appropriately adjusted), (b) the date determined pursuant to Section 2.2 of the Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of the Agreement, (d) with respect to each Purchaser Group, the date that the commitments of all of the Liquidity Providers terminate under the related Liquidity Agreements or the Purchaser is no longer able to obtain funding thereunder and (e) with respect to each Purchaser Group, the date that the commitment of all of the Related Committed Purchasers of such Purchaser Group terminate pursuant to Section 1.10 of the Agreement, (f) the failure to cause the amendment or modification of any Transaction Document or related opinion as required by Moody’s or Standard and Poor’s and such failure shall continue for 30 days after such amendment is initially requested and (g) the date that the Credit Facility terminates for any reason.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H. 15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the applicable Purchaser Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by such Purchaser Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fees” means the fees payable by the Seller to each Purchaser Group pursuant to the applicable Purchaser Group Fee Letter.

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group A Obligor” means any Obligor with a short-term rating of at least: (a) “A-1” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “A+” or better by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A1” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group A Obligor Percentage” means, at any time, for each Group A Obligor, the percentage equivalent of: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group A Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Group B Obligor” means an Obligor, not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB+” to “A” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa1” to “A2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group B Obligor Percentage” means, at any time, for each Group B Obligor, the percentage equivalent of: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group B Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Group C Obligor” means an Obligor, not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-” to “BBB” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group C Obligor Percentage” means, at any time, for each Group C Obligor, the percentage equivalent of: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group C Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Group Capital” means with respect to any Purchaser Group, an amount equal to the aggregate of all Capital of the Purchasers within such Purchaser Group.

“Group Commitment” means with respect to any Purchaser Group the aggregate of the Commitments of each Purchaser within such Purchaser Group.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.

“Group D Obligor Percentage” means, at any time, for each Group D Obligor: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group D Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement.

“Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to the Agreement.

“Information Package” means a report, in substantially the form of Annex A to the Agreement, including all supporting input information, source data information, worksheets and calculations furnished to the Administrator pursuant to the Agreement.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person or composition, marshaling of assets for creditors of a Person or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“KCI Assignment Certificate” means the assignment, in substantially the form of Exhibit C to the Purchase and Sale Agreement, evidencing Seller’s ownership of the Receivables generated by each Originator, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Purchase and Sale Agreement.

“KCI Note” has the meaning set forth in Section 3.1 of the Sale Agreement.

“Late Stage Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Late Stage Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Receivables on such day.

“Late Stage Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 180 days from the invoice date for such payment.

“Liquidity Agent” means each of the banks acting as agent for the various Liquidity Banks under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Purchases.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

“Lock-Box Account” means an account in the name of the Seller and maintained by the Seller at a bank or other financial institution for the purpose of, directly or indirectly, receiving Collections.

“Lock-Box Agreement” means an agreement, among the applicable Originator, the Seller, the Servicer, the Administrator, the Purchasers and a Lock-Box Bank.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Reserve” means, on any date, an amount equal to: (a) the Aggregate Capital at the close of business of the Servicer on such date multiplied by (b)(i) the Loss Reserve Percentage on such date divided by (ii) 100% minus the Loss Reserve Percentage on such date.

“Loss Reserve Percentage” means, on any date, the greater of: (a) 14.00% or (b) (i) the product of (A) 2 times the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months multiplied by (B) the aggregate of the New Receivables for the five most recent calendar months divided by (ii) the aggregate Outstanding Balance of Eligible Receivables as of such date.

“Majority Purchasers” means, at any time, Purchasers whose Commitments aggregate more than 66.67% of the aggregate of the Commitments of all Purchasers.

“Market Street” has the meaning set forth in the preamble to the Agreement.

“Market Street Base Rate” means, in the case of Market Street or any Purchaser in its Purchaser Group, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest in effect for such day as publicly announced from time to time by PNC in Pittsburgh, Pennsylvania as its “prime rate.” Such “prime rate” is set by PNC based upon various factors, including PNC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

(b) 0.50% per annum above the latest Federal Funds Rate.

“Market Street CP Rate” means, with respect to Market Street for any Settlement Period with respect to any Portion of Capital, the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Market Street’s Notes that are allocated, in whole or in part, by Market Street (or by its Purchaser Agent) to fund or maintain such Portion of Capital (and which may also be allocated in part to the funding of other Portions of Capital hereunder or of other assets of Market Street); provided, however, that if any component of such rate is a discount rate, in calculating the “Market Street CP Rate” for such Portion of Capital for such Settlement Period, Market Street shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, Market Street’s “weighted average cost” shall consist of (x) the actual interest rate (or discount) paid to purchasers of Market Street’s Notes, together with the commissions of placement agents and dealers in respect of such Notes, to the extent such commissions are allocated, in whole or in part, to such Notes by Market Street (or by its Purchaser Agent) and (y) any incremental carrying costs incurred with respect to Market Street’s Notes maturing on dates other than those on which corresponding funds are received by Market Street. Notwithstanding the foregoing, the “Market Street CP Rate” for any day while a Termination Event exists shall be an interest rate equal to 2% above the Base Rate in effect on such day.

“Market Street Yield Rate” for any Settlement Period for any Portion of Capital of the Purchased Interest in the case of Market Street or any Purchaser in its Purchaser Group, means an interest rate per annum equal to: (a) the rate set forth as the “Applicable Margin” in the Purchaser Group Fee Letter relating to Market Street above the Euro-Rate for such Settlement Period, or (b) if requested by the Seller, the Base Rate for such Settlement Period; provided, however, that in the case of:

(i) any Settlement Period on or before the first day of which the Administrator shall have been notified by any Purchaser within the Market Street Purchaser Group or other Program Support Provider that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Person, to fund any Euro-Rate Portion of Capital (and such Person shall not have subsequently notified the Administrator that such circumstances no longer exist),

(ii) any Settlement Period of one to (and including) 29 days,

(iii) any Settlement Period as to which the Administrator does not receive notice before noon (New York City time) on the second Business Day preceding the first day of such Settlement Period that the Seller desires that the related Portion of Capital be a Euro-Rate Portion of Capital, or

(iv) any Settlement Period relating to a Portion of Capital that is less than $5,000,000,

the “Yield Rate” for each such Yield Period shall be an interest rate per annum equal to the Base Rate in effect on each day of such Settlement Period. The “Yield Rate” for any day while a Termination Event exists shall be an interest rate equal to 2% per annum above the applicable Base Rate in effect on such day.

“Material Adverse Effect” means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

(a) the assets, operations, business or financial condition of such Person,

(b) the ability of any of such Person to perform its obligations under the Agreement or any other Transaction Document to which it is a party,

(c) the validity or enforceability of any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Pool Receivables, or

(d) the status, perfection, enforceability or priority of any Purchaser’s or the Seller’s interest in the Pool Assets.

“Mellon” has the meaning set forth in the preamble to the Agreement.

“Monthly Settlement Date” means the sixteenth Business Day of each calendar month, beginning November 22, 2000.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Pool Balance” means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.

“New Receivables” means for any calendar month the aggregate amount of billings in respect of new Receivables generated by the Originators in such calendar month.

“Notes” means short-term promissory notes issued, or to be issued, by each Conduit Purchaser to fund its Capital in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means any of the Group A Obligor Percentage, the Group B Obligor Percentage, the Group C Obligor Percentage or the Group D Obligor Percentage.

“Originator” means each of BPI, BearingPoint, LLC (f/k/a KPMG Consulting, LLC) and any other Person that becomes a party to the Purchase and Sale Agreement or the Sale Agreement in the capacity as an Originator provided, however, upon the occurrence of and after any merger, liquidation or consolidation of BearingPoint, LLC by and between BearingPoint, Inc., “Originator” shall mean the surviving entity of such merger, liquidation or consolidation.

“Originator Assignment Certificate” means the assignment, in substantially the form of Exhibit C to the Sale Agreement, evidencing BPI’s ownership of the Receivables generated by BearingPoint, LLC (f/k/a KPMG Consulting, LLC), as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 6.3(b) of the Agreement.

“Payment Date” has the meaning set forth in Section 2.1 of the Purchase and Sale Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning set forth in the preamble to the Agreement.

“Pool Assets” has the meaning set forth in Section 1.2(d) of the Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser (or its successors or permitted assigns) by reference to a particular interest rate basis.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which such Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by such Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s Receivables-securitization program contemplated in the Agreement, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the Administrator).

“Program Support Provider” means and includes with respect to each Conduit Purchaser, any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase” has the meaning set forth in Section l.l(a) of the Agreement.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of May 22, 2000, between the Seller and the BPI, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Purchase and Sale Agreement.

“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Purchase and Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Purchase and Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Purchase and Sale Agreement.

“Purchase Date” means the date of which a Purchase or a reinvestment is made pursuant to the Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Purchase Limit” means the lesser of (a) $150,000,000, and (b) the aggregate Commitment of the then existing Purchasers, in either case, as such amount may be reduced pursuant to Section l.l(b) of the Agreement. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Aggregate Capital.

“Purchase Price” has the meaning set forth in Section 2.1 of the Purchase and Sale Agreement.

“Purchase Report” has the meaning set forth in Section 2.1 of the Purchase and Sale Agreement.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

    Aggregate Capital + Total Reserves

Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of the Agreement.

“Purchaser” means each Conduit Purchaser and/or each Related Committed Purchaser, as applicable.

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to the Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement.

“Purchaser Group” means, for each Conduit Purchaser, such Conduit Purchaser, its Related Committed Purchasers and its related Purchaser Agent.

“Purchaser Group Fee Letter” has the meaning set forth in Section 1.5 of the Agreement.

“Purchasers’ Share” of any amount means such amount multiplied by the Purchased Interest at the time of determination.

“Purchaser’s Yield” means, for any Settlement Period, the Aggregate Discount plus all Fees payable under each Purchaser Group Fee Letter accrued or to accrue during such Settlement Period, expressed as a percentage of Aggregate Capital and converted to an interest bearing equivalent rate per annum.

“Purchasing Related Committed Purchaser” has the meaning set forth in Section 6.3(c) of the Agreement.

“Ratable Share” means, for each Purchaser Group, such Purchaser Group’s aggregate Commitments divided by the aggregate Commitments of all Purchaser Groups.

“Ratable Capital” means, for each Purchaser Group, such Purchaser’s Group’s aggregate Capital divided by the Aggregate Capital.

“Receivable” means any indebtedness and other obligations (whether or not earned by performance) owed to the Seller, BPI or any Originator by, or any right of the Seller, BPI or any Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with services rendered or to be rendered by BPI or such Originator (and any items provided to the account party associated with rendering services), and includes the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased or otherwise acquired by the Seller pursuant to the Purchase and Sale Agreement prior to the Facility Termination Date.

“Related Committed Purchaser” means each Person listed as such (and its respective Commitment) for each Conduit Purchaser as set forth on the signature pages of the Agreement or in any Assumption Agreement or Transfer Supplement.

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a) all of the Seller’s, BPI’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

(b) all instruments and chattel paper that may evidence such Receivable,

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto, and

(d) all of the Seller’s BPI’s and each Originator’s rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise.

“Replaceable Related Committed Purchaser” has the meaning set forth in Section 6.3(d) of the Agreement.

“Replacement Related Committed Purchaser” has the meaning set forth in Section 6.3(d) of the Agreement.

“Sale Agreement” means the Sale Agreement, dated as of May 22, 2000, between BPI and BearingPoint, LLC (f/k/a KPMG Consulting, LLC), as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Sale Cut-off Date” has the meaning set forth in the Sale Agreement.

“Sale Payment Date” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Sale Purchase Facility” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Sale Purchase Price” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Sale Purchase Report” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Sale Related Rights” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Sale Termination Date” has the meaning set forth in Section 1.4 of the Sale Agreement.

“Sale Termination Event” has the meaning set forth in Section 8.1 of the Sale Agreement.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the product of (i) such amount multiplied by (ii) the Purchased Interest.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicing Fee” shall mean the fee referred to in Section 4.6 of the Agreement.

“Servicing Fee Rate” shall mean the rate referred to in Section 4.6 of the Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Settlement Period, (a) prior to the Facility Termination Date, the Monthly Settlement Date and (b) on and after the Facility Termination Date, each day selected from time to time by the Administrator (it being understood that the Administrator may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Settlement Period” means with respect to each Portion of Capital: (a) before the Facility Termination Date: (i) initially the period commencing on the date of the initial Purchase pursuant to Section 1.2 of the Agreement (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date, and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date, and (b) on and after the Facility Termination Date: such period (including a period of one day) as shall be selected from time to time by the Administrator or, in the absence of any such selection, each period of 30 days from the last day of the preceding Settlement Period.

“Simple Majority” means, at any time, Purchasers whose Commitments aggregate 50% or more of the aggregate of the Commitments of all Purchasers.

“Solvent” means, with respect to any Person at any time, a condition under which:

(a) the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(b) the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(c) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(d) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B) the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions; and

(D) the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

“Spike Factor” means, for any calendar month, (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months and (ii) the arithmetic average of the Dilution Ratios for such twelve months times (b) (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subservicer” has the meaning set forth in Section 4.1(d) to the Agreement.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” means, with respect to any Person, the tangible net worth of such Person as determined in accordance with GAAP.

“Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

“Termination Event” has the meaning specified in Exhibit V to the Agreement.

“Termination Fee” means, for any Settlement Period, with respect to any Purchaser, the amount, if any, by which: (a) the additional Discount related to such Purchaser’s Portion of Capital whose Yield is based on the Euro-Rate (calculated without taking into account any Termination Fee or any shortened duration of such Settlement Period) that would have accrued during such Settlement Period on the reductions of that Portion of Capital relating to such Settlement Period had such reductions not been made, exceeds (b) the income, if any, received by such Purchaser from investing the proceeds of such reductions of Capital, as determined by the such Purchaser’s Purchaser Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.

“Three Rivers” has the meaning set forth in the preamble to the Agreement.

“Three Rivers Base Rate” means, in the case of Three Rivers or any Purchaser in its Purchaser Group, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest in effect for such day as publicly announced from time to time by Mellon in Pittsburgh, Pennsylvania as its “base rate.” Such “base rate” is set by Mellon based upon various factors, including Mellon’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

(b) 0.50% per annum above the latest Federal Funds Rate.

“Three Rivers CP Rate” means, with respect to Three Rivers for any Settlement Period with respect to any Portion of Capital, the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Three Rivers’ Notes that are allocated, in whole or in part, by Three Rivers (or by its Purchaser Agent) to fund or maintain such Portion of Capital (and which may also be allocated in part to the funding of other Portions of Capital hereunder or of other assets of Three Rivers); provided, however, that if any component of such rate is a discount rate, in calculating the “Three Rivers CP Rate” for such Portion of Capital for such Settlement Period, Three Rivers shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, Three Rivers’ “weighted average cost” shall consist of (x) the actual interest rate (or discount) paid to purchasers of Three Rivers’ Notes, together with the commissions of placement agents and dealers in respect of such Notes, to the extent such commissions are allocated, in whole or in part, to such Notes by Three Rivers (or by its Purchaser Agent) and (y) any incremental carrying costs incurred with respect to Three Rivers’ Notes maturing on dates other than those on which corresponding funds are received by Three Rivers. Notwithstanding the foregoing, the “Three Rivers CP Rate” for any day while a Termination Event exists shall be an interest rate equal to 2% above the Base Rate in effect on such day.

“Three Rivers Yield Rate” for any Settlement Period for any Portion of Capital of the Purchased Interest in the case of Three Rivers or any Purchaser in its Purchaser Group, means an interest rate per annum equal to: (a) the rate set forth as the “Applicable Margin” in the Purchaser Group Fee Letter relating to Three Rivers above the Euro-Rate for such Settlement Period, or (b) if requested by the Seller, the Base Rate for such Settlement Period; provided, however, that in the case of:

(i) any Settlement Period on or before the first day of which the Administrator shall have been notified by any Purchaser within the Three Rivers Purchaser Group or other Program Support Provider that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Person, to fund any Euro-Rate Portion of Capital (and such Person shall not have subsequently notified the Administrator that such circumstances no longer exist),

(ii) any Settlement Period of one to (and including) 29 days,

(iii) any Settlement Period as to which the Administrator does not receive notice before noon (New York City time) on the second Business Day preceding the first day of such Settlement Period that the Seller desires that the related Portion of Capital be a Euro-Rate Portion of Capital, or

(iv) any Settlement Period relating to a Portion of Capital that is less than $5,000,000,

the “Yield Rate” for each such Yield Period shall be an interest rate per annum equal to the Base Rate in effect on each day of such Settlement Period. The “Yield Rate” for any day while a Termination Event exists shall be an interest rate equal to 2% per annum above the applicable Base Rate in effect on such day.

“Total Reserves” means, at any time the sum of : (a) the Yield Reserve, plus (b) the greater of (i) the sum of (A) Loss Reserve plus (B) the Dilution Reserve, (ii) the Concentration Reserve, and (iii) the Delinquency Reserve.

“Transaction Documents” means the Agreement, the Lock-Box Agreements, each Purchaser Group Fee Letter, the Purchase and Sale Agreement, the Sale Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with any of the foregoing, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

“Transfer Supplement” has the respective meanings set forth in Sections 6.3(c) and 6.3(e) of the Agreement.

“Turnover Rate” means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the Outstanding Balance of all Pool Receivables as of the last day of such calendar month divided by (b)(i) the aggregate of the New Receivables originated by the Originators during the three calendar months ended on or before the last day of such calendar month divided by (ii) 3.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Purchase and Sale Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Purchase and Sale Termination Event.

“Unmatured Sale Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Sale Termination Event.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Yield Rate” for any Settlement Period for any Portion of Capital of the Purchased Interest (a) in the case of the Purchaser Group including Market Street, means the Market Street Yield Rate, (b) in the case of the Purchaser Group including Three Rivers, means the Three Rivers Yield Rate and (c) in the case of each other Purchaser Group, shall mean the rate set forth as the Yield Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

“Yield Reserve” means, on any date, an amount equal to: (a) the Aggregate Capital at the close of business of the Servicer on such date multiplied by (b)(i) the Yield Reserve Percentage on such date divided by (ii) 100% minus the Yield Reserve Percentage on such date.

“Yield Reserve Percentage “ means at any time:

(PY + SFR)	x 1.5 x TR
12

where:

PY	= the Purchaser’s Yield computed for the most recent Settlement Period,

TR	= the Turnover Rate, and

SFR	= the Servicing Fee Rate

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

EXHIBIT II

CONDITIONS OF PURCHASES

1. Conditions Precedent to Initial Purchase. This Agreement shall become effective on and as of the Agreement Effective Date; provided that the initial Purchase under this Agreement is subject to the following conditions precedent that the Administrator and each Purchaser Agent shall have received on or before the date of such Purchase, each in form and substance (including the date thereof) satisfactory to the Administrator and each Purchaser Agent:

(a) A counterpart of the Agreement and the other Transaction Documents executed by the parties thereto.

(b) Certified copies of: (i) the resolutions of the Board of Directors of each of the Seller, the written consent of BPI as the member of BearingPoint, LLC and the resolutions of the executive committee of the Broad of Directors of BPI authorizing the execution, delivery and performance by the Seller, BearingPoint, LLC and BPI, as the case may be, of the Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the certificate of incorporation and by- laws or certificate of formation and limited liability company agreement or other organizational document, as applicable, of the Seller and BPI and BearingPoint, LLC.

(c) A certificate of the Secretary or Assistant Secretary of the Seller, BearingPoint, LLC and BPI certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents. Until the Administrator receives a subsequent incumbency certificate from the Seller, BearingPoint, LLC or BPI, as the case may be, the Administrator shall be entitled to rely on the last such certificate delivered to it by the Seller, BearingPoint, LLC or BPI, as the case may be.

(d) Acknowledgment copies, or time stamped receipt copies, of proper financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions that the Administrator may deem necessary or desirable in order to perfect the interests of the Seller, BPI, BearingPoint, LLC and the Administrator (on behalf of each Purchaser) contemplated by the Agreement and the Sale Agreement.

(e) Acknowledgment copies, or time-stamped receipt copies, of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by BearingPoint, LLC, BPI or the Seller.

(f) Completed UCC search reports, dated on or shortly before the date of the initial Purchase hereunder, listing the financing statements filed in all applicable jurisdictions referred to in subsection (d) above that name BearingPoint, LLC, BPI or the Seller as debtor, together with copies of such other financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Administrator may request, showing no Adverse Claims on any Pool Assets.

(g) Favorable opinions, in form and substance reasonably satisfactory to the Administrator, of: (i) Hunton & Williams, counsel for the Seller, BPI, BearingPoint, LLC and the Servicer, (ii) Mayer, Brown, Rowe & Maw LLP, counsel for the Administrator, relating to enforceability, (iii) David R. Schwiesow, Associate General Counsel - Corporate & Securities of BPI and BearingPoint, LLC, and (iv) Sidley Austin Brown & Wood, counsel for the Seller, BPI, BearingPoint, LLC and the Servicer, in the form of a reliance letter with respect to the opinion issued by Sidley & Austin in connection with the closing or initial purchase under the Original Agreement and relating to true sale and substantive consolidation issues.

(h) Satisfactory results of a review and audit (performed by representatives of the Administrator and any Purchaser Agent which wishes to participate) of the Servicer’s collection, operating and reporting systems, the Credit and Collection Policy of each Originator, historical receivables data and accounts, including satisfactory results of a review of the Servicer’s operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the Agreement.

(i) A pro forma Information Package representing the performance of the Receivables Pool for the calendar month before closing.

(j) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by each Purchaser Group Fee Letter), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 6.4 of the Agreement and each Purchaser Group Fee Letter.

(k) Each Purchaser Group Fee Letter (received only by the related Purchaser Group Agent) duly executed by the Seller and the Servicer.

(l) Good standing certificates with respect to each of the Seller, BPI, BearingPoint, LLC and the Servicer issued by the Secretary of State (or similar official) of the state of each such Person’s organization.

(m) Each Liquidity Agreement (received only by the related Purchaser Group Agent) and all other Transaction Documents duly executed by the parties thereto.

(n) A computer file containing all information with respect to the Receivables as the Administrator or any Purchaser Agent may reasonably request.

(o) To the extent required by each Conduit Purchaser’s commercial paper program, letters from each of the rating agencies then rating the Notes confirming the rating of such Notes after giving effect to the transaction contemplated by the Agreement.

(p) Such other approvals, opinions or documents as the Administrator or the Purchasers may reasonably request.

2. Conditions Precedent to All Purchases and Capital. Each Purchase (including the initial Purchase) and each reinvestment shall be subject to the further conditions precedent that:

(a) In the case of each Purchase but not a reinvestment, the Servicer shall have delivered to the Administrator and each Purchaser Agent on or before such Purchase, in form and substance satisfactory to the Administrator and each Purchaser Agent, a completed pro forma Information Package to reflect the level of Capital with respect to each Purchaser Group and related reserves and the calculation of the Purchased Interest after such subsequent Purchase and a completed purchase notice in the form of Annex B; and

(b) On the date of such Purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such Purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i) the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such Purchase or reinvestment as though made on and as of such date (except to the extent that such representations and warranties relate expressly to an earlier date, and in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii) no event has occurred and is continuing, or would result from such Purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event;

(iii) after giving effect to such Purchase, the Purchased Interest will not exceed 100% and the Aggregate Capital will not exceed the Purchase Limit; and

(iv) the Facility Termination Date shall not have occurred.

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

(a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of Purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its charter or by-laws, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

(c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for its due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party, other than the UCC filings referred to in Exhibit II to the Agreement, all of which shall have been filed on or before the date of the first Purchase hereunder.

(d) Each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes its legal, valid and binding obligation enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) There is no pending or, to Seller’s best knowledge, threatened action or proceeding affecting Seller or any of its properties before any Governmental Authority or arbitrator.

(f) [RESERVED]

(g) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security, free and clear of any Adverse Claim. Upon each purchase or reinvestment, the Purchasers shall acquire a valid and enforceable perfected undivided percentage ownership or security interest, to the extent of the Purchased Interest, in each Pool Receivable then existing or

III-1

thereafter arising and in the Related Security, Collections and other proceeds with respect thereto, free and clear of any Adverse Claim. The Agreement creates a security interest in favor of the Purchasers in the Pool Assets, and the Purchasers has a first priority perfected security interest in the Pool Assets, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Pool Asset is on file in any recording office, except those filed in favor of BPI pursuant to the Sale Agreement and in favor of the Seller pursuant to the Purchase and Sale Agreement and the Purchasers relating to the Agreement.

(h) Each Information Package (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), written information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Administrator in connection with the Agreement or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrator at such time) as of the date so furnished,

(i) The Seller’s principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its master records concerning the Receivables are located at the address referred to in Sections 1(b) and 2(b) of Exhibit IV to the Agreement.

(j) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts (and the related lock-boxes) at such Lock-Box Banks, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts (and such other related lock-boxes) as have been notified to the Administrator in accordance with the Agreement) and all Lock-Box Accounts (and the related lock-boxes) are subject to Lock-Box Agreements. Seller has not granted to any Person, other than the Administrator as contemplated by the Agreement, dominion and control of any Lock-Box Account, or the right to take dominion and control of any such account at a future time upon the occurrence of a future event.

(k) The Seller is not in violation of any order of any court, arbitrator or Governmental Authority.

(l) Neither the Seller nor any of its Affiliates has any direct or indirect ownership or other financial interest in the Purchasers.

(m) No proceeds of any Purchase or reinvestment will be used for any purpose that violates any applicable law, rule or regulation, including Regulations T, U or X of the Federal Reserve Board.

(n) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

(o) No event has occurred and is continuing, or would result from a Purchase in respect of, or reinvestment in respect of, the Purchased Interest or from the application of the proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event.

III-2

(p) [RESERVED]

(q) The Seller has complied in all material respects with the Credit and Collection Policies of the Originators with regard to each Receivable originated by the Originators.

(r) The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

(s) The Seller’s complete corporate name is set forth in the preamble to the Agreement, and it does not use and has not during the last six years used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule III to the Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Administrator pursuant to Section 1(l)(iv) of Exhibit IV to the Agreement.

(t) The Seller is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. In addition, the Seller is not a “holding company,” a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

2. Representations and Warranties of the Servicer. The Servicer represents and warrants as follows:

(a) The Servicer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by the Servicer of the Agreement and the other Transaction Documents to which it is a party, including the Servicer’s use of the proceeds of Purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its charter or bylaws, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which the Servicer is a party have been duly executed and delivered by the Servicer.

(c) No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or other Person, is required for the due execution, delivery and performance by the Servicer of the Agreement or any other Transaction Document to which it is a party.

III-3

(d) Each of the Agreement and the other Transaction Documents to which the Servicer is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) The balance sheets of the Servicer and its consolidated Subsidiaries as at June 30, 2003, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Administrator, fairly present the financial condition of the Servicer and its consolidated Subsidiaries as at such date and the results of the operations of the Servicer and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, and since June 30, 2003 there has been no event or circumstances which have had a Material Adverse Effect.

(f) Except as disclosed in the most recent audited financial statements of the Servicer furnished to the Administrator or as otherwise disclosed to the Administrator, there is no pending or, to its best knowledge, threatened action or proceeding affecting it or any of its Subsidiaries before any Governmental Authority or arbitrator that could reasonably be expected to have a Material Adverse Effect on the Servicer or the Servicer and its Subsidiaries taken as a whole.

(g) [RESERVED]

(h) Each Information Package (if prepared by the Servicer or one of its Affiliates, or to the extent that information contained therein is supplied by the Servicer or an Affiliate), written information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Administrator in connection with the Agreement is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrator at such time) as of the date so furnished.

(i) [RESERVED]

(j) The Servicer is not in violation of any order of any court, arbitrator or Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

(k) Neither the Servicer nor any of its Affiliates has any direct or indirect ownership or other financial interest in any Purchaser.

(l) The Servicer has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.

(m) The Servicer has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

III-4

EXHIBIT IV

COVENANTS

1. Covenants of the Seller. Until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to any Purchaser, any Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

(a) Compliance with Laws, Etc. The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b) Offices, Records and Books of Account, Etc. The Seller: (i) shall keep its principal place of business and chief executive office (as such terms or similar terms are used in the UCC) and the office where it keeps its master records concerning the Receivables at the addresses of the Seller set forth on Schedule IV and keep its state of organization at the state set forth in Section l(a) of Exhibit III or, pursuant to clause (l)(iv) below, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Administrator (for the benefit of the Purchasers) in the Receivables and related items (including the Pool Assets) have been taken and completed and (ii) shall provide the Administrator with at least 30 days’ written notice before making any change in the Seller’s name or making any other change in the Seller’s identity or corporate structure (including a Change in Control) that could render any UCC financing statement filed in connection with this Agreement ‘“seriously misleading” as such term (or similar term) is used in the UCC or to be filed in the incorrect jurisdiction in order to protect and prefect the interest of the Administrator (for the benefit of the Purchasers) in the Receivables and the related items (including the Pool Assets) as a first priority security interest; each notice to the Administrator pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller also will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof within a reasonable time thereafter), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall (and shall cause the Servicer to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the applicable Credit and Collection Policies with regard to each Receivable and the related Contract.

(d) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrator (for the benefit of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (for the benefit of the Purchasers) as the Administrator, may reasonably request.

(e) Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller’s undivided interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph.

(f) Extension or Amendment of Receivables. Except as provided in the Agreement, the Seller shall not, and shall not permit the Servicer to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (which term or condition relates to payments under, or the enforcement of, such Contract).

(g) Change in Business or Credit and Collection Policy. Without the consent of the Administrator (such consent not be unreasonably withheld), the Seller shall not engage in (or permit any Originator or BPI to engage in) any new lines of business other than lines substantially the same or substantially similar as one or more lines of business then conducted by such party or make (or permit any Originator or BPI to make) any material change in any Credit and Collection Policy, or make (or permit any Originator or BPI to make) any change in the Credit and Collection Policy that would have a Material Adverse Effect with respect to the Receivables. The Seller shall not make (or permit any Originator or BPI to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator

(h) Audits. The Seller shall (and shall cause each Originator and BPI to), from time to time during regular business hours but no more frequently than quarterly unless (x) a Termination Event or Unmatured Termination Event has occurred and is continuing or (y) in the opinion of the Administrator or in the opinion of the Majority Purchasers reasonable grounds for insecurity exist with respect to the collectibility of a material amount of the Pool Receivables or with respect to the Seller’s performance or ability to perform in any material respect its obligations under the Agreement, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrator or any Purchaser, permit the Administrator or any Purchaser, or agents or representatives of the Administrator or any Purchaser: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller (or any Originator or BPI) relating to Receivables and the Related Security, including the related Contracts, (ii) to visit the offices and properties of the Seller, BPI and each Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s, BPI’s or each Originator’s performance under the Transaction Documents or under the Contracts with any of the officers, employees, agents or contractors of the Seller, BPI or each Originator having knowledge of such matters and (iii) without limiting the clauses (i) and (ii) above, to engage certified public accountants or other auditors acceptable to the Seller and the Administrator to conduct, at the Seller’s expense, a review of the Seller’s books and records with respect to such Receivables.

(i) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Seller shall not, and shall not permit the Servicer, BPI or any Originator to, add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account (or any related lock-box) from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller, BPI, any Originator, the Servicer or any Lock-Box Account (or related lock-box), unless the Administrator and the Majority Purchasers shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

(j) Deposits to Lock-Box Accounts. The Seller shall (or shall cause the Servicer to): (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to lock-boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such lock-boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it, the Servicer, BPI or any Originator into Lock-Box Accounts not later than one Business Day after receipt thereof. Each Lock-Box Account (and related lock-box) shall at all times be subject to a Lock-Box Agreement. The Seller will not (and will not permit the Servicer to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.

(k) Marking of Records. At its expense, the Seller shall: (i) mark (or cause the Servicer to mark) its master data processing records relating to Pool Receivables and related Contracts, including with a legend evidencing that the undivided percentage ownership interests with regard to the Purchased Interest related to such Receivables and related Contracts have been sold in accordance with the Agreement, (ii) cause BPI to mark its master data processing records pursuant to the Purchase and Sale Agreement, and (iii) cause BearingPoint, LLC to mark its master data processing records pursuant to the Sale Agreement.

(1) Reporting Requirements. The Seller will provide to the Administrator (in multiple copies, if requested by the Administrator) and each Purchaser Agent the following:

(i) as soon as available and in any event within 90 days after the end of each fiscal year of the Seller, a copy of the annual report for such year for the Seller, containing unaudited financial statements for such year certified as to accuracy by the chief financial officer or treasurer of the Seller;

(ii) as soon as possible and in any event within five days after becoming aware of the occurrence of any Termination Event or Unmatured Termination Event, a

statement of the chief financial officer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

(iii) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of material liability on the Seller and/or any such Affiliate;

(iv) at least 30 days before any change in the Seller’s name or any other change requiring the amendment of UCC financing statements filed in connection herewith, a notice setting forth such changes and the effective date thereof and upon the effectiveness of such change, provide evidence that steps necessary to amend such financing statements to reflect such change have been taken;

(v) promptly after the Seller obtains knowledge thereof, notice of any: (A) material litigation, investigation or proceeding that may exist at any time between the Seller and any Person or (B) material litigation or proceeding relating to any Transaction Document;

(vi) promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of the Seller, BPI, the Servicer or any Originator; and

(vii) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Administrator or any Purchaser Agent may from time to time reasonably request.

(m) Certain Agreements. Without the prior written consent of the Administrator and the Majority Purchasers, the Seller will not (and will not permit any Originator or BPI to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of incorporation or by-laws.

(n) Restricted Payments, (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its capital stock, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt (other than Debt incurred hereunder), (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii) Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Company Note in accordance with its terms (B) the Seller may make cash payments for operating expenses incurred in the ordinary course of its business, and (C) if no amounts are then outstanding under the Company Note, the Seller may declare and pay dividends.

(iii) The Seller may make Restricted Payments only out of the funds it receives pursuant to Sections 1.4(b)(ii) and (iv) of the Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Seller’s Tangible Net Worth would be less than $14,000,000, or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(o) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Company Note; or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(p) Use of Seller’s Share of Collections. The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Purchaser Groups and the Administrator under the Agreement and under each Purchaser Group Fee Letter); (ii) the payment of accrued and unpaid interest on the Company Note; and (iii) other legal and valid corporate purposes.

(q) Tangible Net Worth The Seller will not permit its Tangible Net Worth, at any time, to be less than $14,000,000.

2. Covenants of the Servicer. Until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to any Purchaser, any Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

(a) Compliance with Laws, Etc. The Servicer shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b) Offices, Records and Books of Account, Etc. The Servicer: (i) shall keep its principal place of business and chief executive office (as such terms or similar terms are used in the UCC) and the office where it keeps its master records concerning the Receivables at the addresses of the Servicer set forth on Schedule IV and keep its state of organization at the state set forth in Section 2(a) of Exhibit III or, pursuant to clause (j)(vii) below, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Administrator (for the benefit of the Purchasers) in the Receivables and related items (including the Pool Assets) have been taken and completed and (ii) shall provide the Administrator and each Purchaser Agent with at least 30 days’ written notice before making any change in the Servicer’s name or making any other change in the Servicer’s identity or corporate structure (including a Change in Control) that could render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the UCC or to be filed in the incorrect jurisdiction in order to protect and prefect the interest of the Administrator (for the benefit of the Purchasers) in the Receivables and the related item (including the Pool Assets) as a first priority security interest; each notice to the Administrator and each Purchaser Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof) within a reasonable time thereafter, and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer shall at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(d) Extension or Amendment of Receivables. Except as provided in the Agreement, the Servicer shall not extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (which term or condition relates to payments under, or the enforcement of, such Contract.

(e) Change in Business or Credit and Collection Policy. Without the consent of the Administrator and the Majority Purchasers (such consent not to be unreasonably withheld), the Servicer shall rot engage in any new lines of business other than lines substantially the same or substantially similar as one or more lines of business then conducted by such party or make any material change in any Credit and Collection Policy, or make any change in any Credit and Collection Policy that would have a Material Adverse Effect. The Servicer shall not make any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator.

(f) Audits. The Servicer shall from time to time during regular business hours but no more frequently than quarterly unless (x) a Termination Event or Unmatured Termination Event has occurred and is continuing or (y) in the opinion of the Administrator or in the opinion of the Majority Purchasers reasonable grounds for insecurity exist with respect to the collectibility of a material amount of the Pool Receivables or with respect to the Seller’s performance or ability to perform in any material respect its obligations under the Agreement, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the

Administrator or a Purchaser, permit the Administrator or a Purchaser, or agents or representatives of the Administrator or any Purchaser: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Receivables and the Related Security, including the related Contracts; (ii) to visit its offices and properties for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers, employees, agents or contractors having knowledge of such matters and (iii) without limiting the clauses (i) and (ii) above, to engage certified public accountants or other auditors acceptable to the Servicer and the Administrator to conduct, at the Servicer’s expense, a review of the Servicer’s books and records with respect to such Receivables.

(g) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Originator or BPI to) add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account (or any related lock-box) from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Servicer or any Lock-Box Account (or related lock-box), unless the Administrator and the Majority Purchasers shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

(h) Deposits to Lock-Box Accounts. The Servicer shall: (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to lock-boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such lock-boxes to be removed and deposited into a Lock-Box Account on a daily basis); and (ii) deposit, or cause to be deposited, any Collections received by it into Lock-Box Accounts not later than one Business Day after receipt thereof. Each Lock-Box Account (and related lock-box) shall at all times be subject to a Lock-Box Agreement.

(i) Marking of Records. At its expense, the Servicer shall mark its master data processing records relating to Pool Receivables and related Contracts, including with a legend evidencing that the undivided percentage ownership interests with regard to the Purchased Interest related to such Receivables and related Contracts have been sold in accordance with the Agreement.

(j) Reporting Requirements. The Servicer shall provide to the Administrator (in multiple copies, if requested by the Administrator) and each Purchaser Agent the following:

(i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of the Servicer, balance sheets of the Servicer and its consolidated Subsidiaries as of the end of such quarter and statements of income, retained earnings and cash flow of the Servicer and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Servicer;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Servicer, a copy of the annual report for such year for the Servicer and its consolidated Subsidiaries, containing financial statements for such year audited by independent certified public accountants of nationally recognized standing;

(iii) as soon as available and in any event not later than two Business Days prior to the Monthly Settlement Date, an Information Package as of the most recently completed calendar month or, if in the opinion of the Administrator reasonable grounds for insecurity exist with respect to the collectibility of the Pool Receivables or with respect to the Seller or Servicer’s performance or ability to perform its obligations under the Agreement, within six Business Days of a request by the Administrator, an Information Package for such periods as is specified by the Administrator (but in no event more frequently than weekly);

(iv) as soon as possible and in any event within five days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of the Servicer setting forth details of such Termination Event or Unmatured Termination Event and the action that such Person has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports that the Servicer sends to any of its security holders, and copies of all reports and registration statements that the Servicer or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; provided, that any filings with the Securities and Exchange Commission that have been granted “confidential” treatment shall be provided promptly after such filings have become publicly available;

(vi) promptly after the filing or receiving thereof, copies of all reports and notices that the Servicer or any of its Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Servicer or any of its Affiliates receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Servicer or any of its Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of material liability on the Servicer and/or any such Affiliate;

(vii) at least 30 days before any change in BPI’s name or any Originator’s name or any other changes requiring the amendment of any UCC financing statement filed in connection herewith, a notice setting forth such changes and the effective date thereof and upon the effectiveness of such change, provide evidence that steps necessary to amend such financing statements to reflect such change have been taken;

(viii) promptly after the Servicer obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between the Servicer or any of its Subsidiaries and any Governmental Authority that, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse

Effect on the Servicer or the Servicer and its Subsidiaries taken as a whole; (B) litigation or proceeding adversely affecting the Servicer or any of its Subsidiaries in which the amount involved is $10,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought; or (C) litigation or proceeding relating to any Transaction Document;

(ix) promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of the Servicer or any of its Subsidiaries; and

(x) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Servicer or any of its Affiliates as the Administrator or any Purchaser Agent may from time to time reasonably request.

(k) The Servicer shall perform and comply with each of the covenants and agreements contained in Sections 7.2.3, 7.2.11, 7.2.12, 7.2.14, 7.2.16, 7.2.17, 7.2.18 and 7.3.8 of the Credit Facility, as such sections may be amended, modified, renumbered or relocated from time to time in accordance with the Credit Facility, each of which covenants and agreements, together with all related definitions, exhibits and ancillary provisions are hereby incorporated in this Agreement by reference as though specifically set forth in this Section 2(k) and shall survive, as amended or modified up to such point, the termination and/or expiration of the Credit Facility.

3. Separate Existence. Each of the Seller and the Servicer hereby acknowledges that the Purchasers, Purchaser Agents, the Liquidity Providers and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from BPI, each Originator and their Affiliates. Therefore, from and after the date hereof, each of the Seller and the Servicer shall take all steps specifically required by the Agreement or reasonably required by the Administrator to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of BPI, each Originator and any other Person, and is not a division of BPI, any Originator any of their Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:

(a) The Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to: (i) purchasing or otherwise acquiring from BPI or each Originator (or its Affiliates), owning, holding, granting security interests or selling interests in Pool Assets (or other receivables originated by any Originator or its Affiliates, and certain related assets), (ii) entering into agreements for the selling and servicing of the Receivables Pool (or other receivables pools originated by any Originator or its Affiliates), and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(b) The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;

(c) Not less than one member of the Seller’s Board of Directors (the “Independent Director”) shall be an individual who is not a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate or supplier of BPI, any Originator or any of their Affiliates. The certificate of incorporation of the Seller shall provide that: (i) the Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director;

(d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, BPI, any Originator or any Affiliate thereof;

(e) Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller’s funds;

(f) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant hereto. The Seller will not incur any material indirect or overhead expenses for items shared with BPI (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager’s fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that BPI shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

(g) The Seller’s operating expenses will not be paid by BPI, any Originator or any other Affiliate of BPI or any Originator;

(h) All of the Seller’s business correspondence and other communications shall be conducted in the Seller’s own name and on its own separate stationery;

(i) The Seller’s books and records will be maintained separately from those of BPI, each Originator and any other Affiliate of BPI or any Originator;

(j) All financial statements of BPI, each Originator or any Affiliate thereof that are consolidated to include Seller will contain detailed notes clearly stating that: (i) a special purpose corporation exists as a Subsidiary of BPI, and (ii) BearingPoint, LLC has sold receivables and other related assets to BPI, in turn has sold such receivables and receivables that BPI generates and other related rights to such special purpose Subsidiary that, in turn, has sold undivided interests therein to certain financial institutions and other entities;

(k) The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of BPI, each Originator or any Affiliate of BPI or any Originator;

(l) The Seller will strictly observe corporate formalities in its dealings with BPI, each Originator or any Affiliate of BPI or any Originator, and funds or other assets of the Seller will not be commingled with those of BPI, any Originator or any Affiliate of BPI or any Originator except as permitted by the Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which BPI, any Originator or any Affiliate of BPI or any Originator has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of BPI or any Subsidiary or other Affiliate of BPI. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate;

(m) The Seller will maintain arm’s-length relationships with BPI, each Originator (and any Affiliate of BPI or any Originator). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller nor BPI will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller and BPI will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity;

(n) BPI shall not pay the salaries of Seller’s employees, if any; and

(o) The Seller will take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Sidley & Austin, as counsel for the Seller, in connection with the closing or initial purchase under this Agreement and relating to substantive consolidation issues remain true and correct in all material respect at all times.

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a) (i) the Seller, BPI, any Originator or the Servicer (if BPI or any of its Affiliates) shall fail to perform or observe any term, covenant or agreement under the Agreement or any other Transaction Document and, except as otherwise provided herein, such failure shall continue for 10 Business Days after knowledge or notice thereof, (ii) the Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement and such failure shall continue unremedied for one Business Day or (iii) BPI shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrator shall have been appointed;

(b) BPI (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights pursuant to the Agreement that BPI (or such Affiliate) then has as Servicer;

(c) any representation or warranty made or deemed made by the Seller, BPI or any Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any written information or report delivered by the Seller, BPI or any Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and shall remain incorrect or untrue for 10 days after notice to the Seller or the Servicer of such inaccuracy;

(d) the Seller or the Servicer shall fail to deliver the Information Package pursuant to the Agreement, and such failure shall remain unremedied for two days;

(e) the Agreement or any Purchase or reinvestment pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrator (for the benefit of the Purchasers) with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim,

(f) the Seller, BPI or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, BPI or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, BPI or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

(g) (i) the (A) Default Ratio shall exceed 8% or (B) the Delinquency Ratio shall exceed 36% or (ii) the average for three consecutive calendar months of: (A) the Default Ratio shall exceed 6%, (B) the Delinquency Ratio shall exceed 33% or (C) the Dilution Ratio shall exceed 5%.

(h) a Change in Control shall occur,

(i) at any time (i) the sum of (A) the Aggregate Capital plus (B) the Total Reserves, exceeds (ii) the sum of (A) the Net Receivables Pool Balance at such time plus (B) the Purchasers’ Share of the amount of Collections then on deposit in the Lock-Box Accounts (other than amounts set aside therein representing Discount and Fees), and such circumstance shall not have been cured within two Business Days,

(j) (i) BPI or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $15,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (and shall have not been waived); or (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (and shall have not been waived), if, in either case: (a) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (b) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

(k) either: (i) a contribution failure shall occur with respect to any Benefit Plan sufficient to give rise to a lien under Section 302(f) of ERISA, (ii) the Internal Revenue Service shall file a notice of lien asserting a claim or claims of $100,000 or more in the aggregate pursuant to the Internal Revenue Code with regard to any of the assets of Seller, any Originator, BPI or any Affiliate and such lien shall have been filed and not released within 10 days, or (iii) the Pension Benefit Guaranty Corporation shall, or shall indicate its intention in writing to the Seller, any Originator, BPI or any Affiliate to, either file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of the Seller, any Originator, BPI or any Affiliate or terminate any Benefit Plan that has unfunded benefit liabilities, or any steps shall have been taken to terminate any Benefit Plan subject to Title IV of ERISA so as to result in any liabilily in excess of S1,000,000 and such lien shall have been filed and not released within 10 days; and

(1) (i) one or more final judgments for the payment of money shall be entered against the Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $25,000,000, individually or in the aggregate, shall be entered against the Servicer (so long as BPI is the Servicer) or BPI on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and unbonded and in effect for sixty (60) consecutive days without a stay of execution.

EXHIBIT VI

SUPPLEMENTAL PERFECTION REPRESENTATIONS,

WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in Exhibit III and Exhibit IV hereof, the Seller hereby makes the following additional representations, warranties and covenants:

1. Receivables; Lock-Box Accounts.

(a) The Receivables constitute “accounts”, “general intangibles” or “tangible chattel paper”, each within the meaning of the applicable UCC.

(b) Lock-Box Accounts. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.

2. Creation of Security Interest. The Seller is the legal and beneficial owner of the Receivables and Lock-Box Accounts (and the related lock-boxes), free and clear of any Adverse Claim. The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables and the Lock-Box Accounts (and the related lock-boxes) in favor of the Administrator (for the benefit of the Purchasers), which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Seller.

3. Perfection.

(a) General. The Seller has or has caused, or will or will cause within ten days after the date hereof, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Receivables from BearingPoint, LLC to BPI pursuant to the Sale Agreement and the sale of the Receivables from BPI to the Seller pursuant to the Purchase and Sale Agreement and the security interest granted by the Seller to the Administrator (for the benefit of the Purchasers) in the Receivables and Lock-Box Accounts (and the related lock-boxes) hereunder.

(b) Tangible Chattel Paper. With respect to any Receivable that constitutes “tangible chattel paper”, the Servicer is in possession of the original copies of the tangible chattel paper that constitute or evidence such Receivables, and the Seller has filed and has caused BPI and each Originator to file, or will file or will cause BPI and each Originator to file within ten days after the date hereof, the financing statements described in paragraph (a) above, each of which will contain a statement that: “A purchase of or a grant of a security interest in any property described in this financing statement will violate the rights of the Administrator.” The Receivables to the extent they are evidenced by “tangible chattel paper” do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Seller or the Administrator.

(c) Lock-Box Accounts. With respect to all Lock-Box Accounts (and all related lock-boxes), the Seller has delivered to the Administrator, on behalf of the Purchasers, a fully executed Lock-Box Agreement pursuant to which the applicable Lock-Box Bank has agreed, following the occurrence and continuation of a Termination Event, to comply with all instructions given by the Administrator with respect to all funds on deposit in such Lock-Box Account (and all funds sent to the respective lock-box), without further consent by the Seller or the Servicer.

4. Priority.

(a) Other than the transfer of the Receivables by BearingPoint, LLC to BPI pursuant to the Sale Agreement and by BPI to the Seller pursuant to the Purchase and Sale Agreement and the grant of a security interest by the Seller to the Administrator (for the benefit of the Purchasers) in the Receivables and Lock-Box Accounts (and the related lock-boxes) hereunder, neither the Seller, BPI nor any Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Receivables or Lock-Box Accounts (and the related lock-boxes) to any other Person.

(b) Neither the Seller, BPI nor any Originator has authorized, or is aware of, any filing of any financing statement against the Seller, BPI or any Originator that includes a description of collateral covering the Receivables or any other Pool Assets, other than any financing statement filed pursuant to the Purchase and Sale Agreement and the Agreement or financing statements that have been validly terminated prior to the date hereof.

(c) The Seller is not aware of any judgment lien, lien filing in connection with any liability arising under ERISA or tax lien filings against either the Seller, BPI or any Originator.

(d) None of the Lock-Box Accounts (and the related lock-boxes) are in the name of any Person other than the Seller or the Administrator. Neither the Seller, BPI nor any Originator has consented to any Lock-Box Bank’s complying with instructions of any person other than the Administrator.

5. Survival of Supplemental Representations. Notwithstanding any other provision of the Agreement or any other Transaction Document, the representations contained in this Exhibit VI shall be continuing, and remain in full force and effect until such time as all the Investment has finally been paid in full and all other obligations of the Seller under the Agreement or any other Transaction Documents have been fully performed.

6. No Waiver. The parties to the Agreement: (i) shall not, without obtaining a written confirmation of the then-current rating of the Notes by the rating agencies then rating the Notes, waive any of the representations set forth in this Exhibit VI; (ii) shall provide the rating agencies rating the Notes with prompt written notice of any breach of any representations set forth in this Exhibit VI, and (iii) shall not, without obtaining a written confirmation of the then-current rating of the Notes by the rating agencies then rating the Notes (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the representations set forth in this Exhibit VI.

7. Seller or Servicer to Maintain Perfection and Priority. In order to evidence the interests of the Administrator under this Agreement, the Seller or Servicer shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, without limitation, such actions as are requested by the Administrator on behalf of the Purchasers) to maintain and perfect, as a first-priority interest, the Administrator’s security interest (for the benefit of the Purchasers) in the Pool Assets. The Seller or Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrator’s security interest (for the benefit of the Purchasers) in the Pool Assets as a first-priority interest. The Administrator’s approval of such filings shall authorize the Seller or Servicer to file such financing statements under the UCC without the signature of the Seller, BPI, any Originator or the Administrator where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, neither the Seller, the Servicer, nor any Originator, shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrator, on behalf of the Purchasers.

SCHEDULE III

TRADE NAMES

Corporate Name	Trade Names / Fictitious Names

KCI Funding Corporation	None

Schedule III-1

SCHEDULE IV

ADDRESSES

The Principal Place of Business and Chief Executive Office or the Seller is:

1676 International Drive

McLean, Virginia 22102

The Seller maintains its master books and records relating to Receivables at:

270 Peachtree Street NW

Suite 800

Atlanta, Georgia 30303

Schedule IV-1

ANNEX B

to Receivables Purchase Agreement

FORM OF PURCHASE NOTICE

Annex B-1

FORM OF PURCHASE NOTICE

                    , [2004]

PNC Bank, National Association

One PNC Plaza, 3rd Floor

249 Fifth Avenue

Pittsburgh, PA 15222-2707

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Receivables Purchase Agreement, dated as of March 31, 2004 (as heretofore amended or supplemented, the “Receivables Purchase Agreement”), among KCI Funding Corporation, (“Seller”), BearingPoint, Inc. (f/k/a KPMG Consulting, Inc.), as Servicer, Market Street Funding Corporation, Three Rivers Funding Corporation, Mellon Bank, N.A., the various other Purchaser Groups from time to time a party thereto and PNC Bank National Association. Capitalized terms used in this Purchase Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a Purchase Notice pursuant to Section 1.2(a) of the Receivables Purchase Agreement. Seller desires to sell an undivided variable interest in a pool of receivables on                     , [2004], for a purchase price of $                    . Subsequent to this Purchase, the aggregate outstanding Capital will be $                    .

Seller hereby represents and warrants as of the date hereof, and as of the date of Purchase, as follows:

(i) the representations and warranties contained in Exhibit III of the Receivables Purchase Agreement are correct on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates;

(ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from such Purchase;

(iii) after giving effect to the Purchase proposed hereby, the Purchased Interest will not exceed 100% and the Aggregate Capital will not exceed the Purchase Limit; and

(iv) the Facility Termination Date shall not have occurred.

Annex B-2

IN WITNESS WHEREOF, the undersigned has caused this Purchase Notice to be executed by its duly authorized officer as of the date first above written.

KCI FUNDING CORPORATION

By:

Name Printed:

Title:

Annex B-3

ANNEX C

to Receivables Purchase Agreement

FORM OF ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [                 ,         ], is among KCI FUNDING CORPORATION (the “Seller”), [                ], as purchaser (the “[            ] Conduit Purchaser”), [                ], as the related committed purchaser (the “[                    ] Related Committed Purchaser” and together with the Conduit Purchaser, the “[                ] Purchasers”), and [                ], as agent for the Purchasers (the “[                    ] Purchaser Agent” and together with the Purchasers, the “[                ] Purchaser Group”).

BACKGROUND

The Seller and various others are parties to a certain Receivables Purchase Agreement dated as of March 31, 2004 (as amended through the date hereof, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. This letter constitutes an Assumption Agreement pursuant to Section 1.2(e) of the Receivables Purchase Agreement. The Seller desires [the [                ] Purchasers] [the [            ] Related Committed Purchaser] to [become Purchasers under] [increase its existing Commitment under] the Receivables Purchase Agreement and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the [                ] Purchasers agree to [become Purchasers thereunder] [increase its Commitment in an amount equal to the amount set forth as the “Commitment” under the signature of the [                ] Related Committed Purchaser hereto].

Seller hereby represents and warrants to the [                ] Purchasers as of the date hereof, as follows:

(i) the representations and warranties contained in Exhibit III of the Receivables Purchase Agreement are correct on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates;

(ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from such Purchase; and

(iii) the Facility Termination Date shall not have occurred.

SECTION 2. Upon execution and delivery of this Assumption Agreement by the Seller and each member of the [                ] Purchaser Group, satisfaction of the other conditions to assignment specified in Section 1.2(e) of the Receivables Purchase Agreement (including the consent of the Administrator and each of the other Purchasers party thereto) and receipt by the

Annex C-1

Administrator of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [                ] Purchasers shall become a party to, and have the rights and obligations of Purchasers under, the Receivables Purchase Agreement] [the [                ] Related Committed Purchaser shall increase its Commitment in the amount set forth as the “Commitment” under the signature of the [                ] Related Committed Purchaser, hereto].

SECTION 3. Each party hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Notes issued by such Conduit Purchaser is paid in full. The covenant contained in this paragraph shall survive any termination of the Receivables Purchase Agreement.

SECTION 4. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

(continued on following page)

Annex C-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

[____________], as a Conduit Purchaser

By:

Name Printed:

Title:

[Address]

[__________], as a Related Committed Purchaser

By:

Name Printed:

Title:

[Address]
[Commitment]

[___________], as Purchaser Agent for [_________]

By:

Name Printed:

Title:

[Address]

Annex C-3

KCI FUNDING CORPORATION, as Seller

By:

Name Printed:

Title:

Consented and Agreed:

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:

Name Printed:

Title:

Consented and Agreed:

[THE PURCHASERS]

Annex C-4

ANNEX D

to Receivables Purchase Agreement

Form of Transfer Supplement

with respect to

KCI Funding Corporation

Receivables Purchase Agreement

[                             ,                 ]

Section 1.
[Commitment assigned:	$
Assignor’s remaining Commitment:	$
Investment allocable to Commitment assigned:	$
Investment assigned:][1]
Assignor’s remaining Investment:	$
Discount (if any) allocable to Investment assigned:	$
Discount (if any) allocable to Assignor’s remaining Investment:	$

Section 2.

Effective Date of this Transfer Supplement: [ ]

Upon execution and delivery of this Transfer Supplement by transferee and transferor and the satisfaction of the other conditions to assignment specified in [Section 6.3(c)] [Section 6.3(e)] of the Receivables Purchase Agreement, from and after the effective date specified above, the transferee shall become a party to, and have the rights and obligations of a [Conduit Purchaser] [Related Committed Purchaser] under, the Receivables Purchase Agreement dated as of March 31, 2004 (as amended through the date hereof, the Receivables Purchase Agreement), among KCI Funding Corporation, BearingPoint, Inc. and various other parties.

[1]	Bracketed language is only applicable to assignments by Related Committed Purchasers pursuant to Section 6.3(c).

Annex D-1

ASSIGNOR:	[ ], as a [Related Committed Purchaser for [ ]] [Conduit Purchaser]

By:

Name:

Title:

ASSIGNEE:	[ ], as a [Related Committed Purchaser for [ ]] [Conduit Purchaser]

By:

Name:

Title:

[Address]
[Commitment Assigned][2]

[2]	Bracketed language is only applicable to assignments by Related Committed Purchasers pursuant to Section 6.3(c).

Annex D-2

Accepted as of date first above written:

[                    ],

  as Purchase Agent for the

[            ] Purchase Group

By:

Name:

Title:

Annex D-3

ANNEX E

to Receivables Purchase Agreement

FORM OF PAYDOWN NOTICE

Annex E-1

FORM OF PAYDOWN NOTICE

                        ,

PNC Bank, National Association

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Attention: John T. Smathers

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Receivables Purchase Agreement, dated as of March 31, 2004 (as amended, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among KCI Funding Corporation, as Seller, BearingPoint, Inc. (f/k/a KPMG Consulting, Inc.), as Servicer, Market Street Funding Corporation, Three Rivers Funding Corporation, Mellon Bank, N.A., the various other Purchaser Groups from time to time a party thereto and PNC Bank, National Association. Capitalized terms used in this Paydown Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a Paydown Notice pursuant to Section 1.4(f)(i) of the Receivables Purchase Agreement. The Seller desires to reduce the Aggregate Capital on                          ,                 3 by the application of $                     in cash to pay Aggregate Capital and Discount to accrue (until such cash can be used to pay commercial paper notes) with respect to such Aggregate Capital, together with all costs related to such reduction of Aggregate Capital. Subsequent to such reduction of Aggregate Capital, the Aggregate Capital will be $                    .

[3]	Notice must be given at least five Business Days’ prior to the requested paydown date, in the case of reductions in excess of $10,000,000, or at least two Business Days’ prior to the requested paydown date, in the case of reductions of $10.000,000 or less.

Annex E-2

IN WITNESS WHEREOF, the undersigned has caused this Paydown Notice to be executed by its duly authorized officer as of the date first above written.

KCI FUNDING CORPORATION

By:

Name:

Title:

Annex E-3